Exhibit 99.1

RISK FACTORS

Risks Associated with Product Development and Commercialization

Our business depends on the success of lomitapide. We may not be able to meet expectations with respect to sales of lomitapide and revenues from such sales, and if we are not able to meet such expectations, we may not be able to attain or maintain positive cash flow and profitability in the time periods we anticipate, or at all.

Our business depends on the successful commercialization of lomitapide. Lomitapide was launched in the U.S. in January 2013, under the brand name, JUXTAPID® (lomitapide) capsules (“JUXTAPID”), as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density (“LDL”) apheresis where available, to reduce low-density lipoprotein cholesterol (“LDL-C”), total cholesterol (“TC”), apolipoprotein B (“apo B”) and non-high-density-lipoprotein cholesterol (“non-HDL-C”) in adult patients with homozygous familial hypercholesterolemia (“HoFH”). In July 2013, the European Commission (“EC”) authorized lomitapide for marketing in the European Union (“EU”), under the brand name, LOJUXTA® (lomitapide) hard capsules, as an adjunct to a low-fat diet and other lipid-lowering medicinal products with or without LDL apheresis in adult patients with HoFH. Lomitapide is also approved for the treatment of HoFH in Mexico, Canada, Taiwan, South Korea, Israel, Norway, Iceland, and Liechtenstein. On April 28, 2016, INVIMA, the regulatory agency responsible for reviewing marketing authorization applications in Colombia, approved JUXTAPID 20mg capsules in Colombia and granted JUXTAPID five years of post-approval data protection. Pricing and reimbursement approval of lomitapide has not yet been received in many of the countries in which the product is approved. As a result of this and other factors, on July 20, 2016, we announced our intent to withdraw lomitapide from the EU and certain other global markets by the end of 2016, unless we enter into ongoing supply and other arrangements with suitable partners in such markets. We also sell lomitapide, on a named patient basis, in Brazil as a result of the approval of lomitapide in the U.S. and in a limited number of other countries as a result of the approval of lomitapide in the U.S. or the EU. We expect that named patient sales in Brazil in the near term will continue to be our largest source of revenues from lomitapide sales on a country by country basis outside the U.S.; however, we expect net product sales from named patient sales in Brazil and other countries to continue to fluctuate quarter-over-quarter significantly more than sales in the U.S. We have also filed for marketing approval in certain other countries, and expect to file for marketing approval in additional countries where, in light of the potential size of the market and other relevant commercial and regulatory factors, it makes business sense to do so.

We have a limited history of generating revenues from the sale of lomitapide. We anticipate that we will continue to incur significant costs associated with commercializing lomitapide and in connection with our ongoing clinical efforts and post-marketing commitments for lomitapide. Our ability to meet expectations with respect to sales of lomitapide and revenues from such sales, and to attain profitability and maintain positive cash flow from operations, in the time periods we anticipate, or at all, will depend on a number of factors, including the following:

•                  our ability to continue to maintain market acceptance for lomitapide among healthcare professionals and patients in the U.S. in the treatment of adult HoFH, particularly given the introduction of PCSK9 inhibitor products, which has had a significant adverse impact on sales of lomitapide in the U.S., and to gain such market acceptance in the other countries where lomitapide is approved and being commercialized, or may in the future receive approval and be commercialized;

•                  the degree to which both physicians and HoFH patients determine that the safety and side effect profile of lomitapide are manageable, and that the benefits of lomitapide in reducing LDL-C levels outweigh the risks, including those risks set forth in the boxed warning and other labeling information for JUXTAPID in the U.S. and in the prescribing information and risk management plan for lomitapide where it is approved and being commercialized outside the U.S., which cite the risk of liver toxicity, and any other risks that may be identified in the course of commercial use;

•                  the prevalence of HoFH being significantly higher than the historically reported rate of one person in one million, and more consistent with management’s estimates;

•                  a safety and side effect profile for lomitapide in commercial use and in further clinical development that is not less manageable than that seen in our pivotal trial;

•                  the degree to which HoFH patients are willing to agree to be treated with lomitapide after taking into account the potential benefits, the dietary restrictions recommended to reduce the risk of gastrointestinal (“GI”) side effects, the safety and side effect profile, and the availability of other therapies; the long-term ability of patients who use lomitapide to comply with the dietary restrictions, and to tolerate the drug and stay on the medication; and our ability to minimize the number of patients who discontinue lomitapide treatment;

•                  the extent of the negative impact of the introduction of PCSK9 inhibitor products on sales of JUXTAPID in the U.S., which has caused a significant number of  JUXTAPID patients to discontinue JUXTAPID and switch to a PCSK9 inhibitor product, and has significantly decreased the rate at which new HoFH patients start treatment with lomitapide;

•                  the provision of free PCSK9 inhibitor drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which has negatively impacted the rate at which new patients start treatment on lomitapide and has caused more patients than we expected to discontinue lomitapide and switch their treatment to PCSK9 inhibitor products;

•                  the number of adult HoFH patients treated with a PCSK9 inhibitor who physicians decide to switch to lomitapide if a patient does not achieve target LDL-C response goals, and the timeline of such transitions, which we cannot reasonably predict;

•                  the expected negative impact of the introduction of PCSK9 inhibitor products on sales of lomitapide outside the U.S., and the degree to which the introduction of PCSK9 inhibitor products outside the U.S., and the potential availability of named patient sales of PCSK9 inhibitor products outside the U.S. impacts named patient sales of lomitapide outside the U.S., particularly in Brazil, where a PCSK9 inhibitor product was approved by the local regulatory authority in April 2016;

•                  the number of new adult HoFH patients identified by the larger PCSK9 inhibitor sales forces and the potential for those adult patients to be eligible for treatment with JUXTAPID, which we cannot reasonably predict;

•                  our continued ability to be able to sell lomitapide on a named patient sales basis or through an equivalent mechanism in Brazil and other certain key markets where such sales are permitted based on U.S. or EU approval, and the amount of revenues generated from such sales, particularly in Brazil, where a PCSK9 inhibitor product was approved by the local regulatory authority in April 2016, and particularly in markets where such sales are based on EU approval, given our plans to withdraw LOJUXTA from the EU;

•                  the extent to which the diagnosis criteria for HoFH used by physicians in the countries outside the U.S. where lomitapide is approved and being commercialized are similar to those used by physicians in the U.S.;

•                  requirements of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to require newly diagnosed adult HoFH patients to be treated with PCSK9 inhibitor products prior to JUXTAPID and to switch JUXTAPID patients to PCSK9 inhibitor products, and require that patients demonstrate an insufficient response to PCSK9 inhibitor products before providing reimbursement for JUXTAPID at the prices at which we offer JUXTAPID;

•                  the willingness of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to continue to provide reimbursement for JUXTAPID at the prices at which we offer JUXTAPID without requiring genotyping for specific mutations that cause HoFH, or imposing any additional major hurdles to access or other significant restrictions or limitations, and the ability and willingness of HoFH patients to commit to paying any co-pay amounts for JUXTAPID applicable under their insurance coverage, particularly in light of the availability of PCSK9 inhibitor products;

•                  our ability to obtain pricing approval and/or reimbursement required for selling lomitapide in Mexico, Canada  and in other countries in which we or our distributors may receive approval to market, and elect to commercialize, lomitapide on a timely basis and at price levels that are acceptable to us without the applicable government agencies or other payers in such countries imposing onerous pricing caps, discounts, rebates, risk sharing, the provision of a significant amount of free product or other requirements which effectively and significantly lower the reimbursement rates for lomitapide, and without requiring genotyping, narrowing the diagnosis criteria for HoFH patients or imposing any additional major hurdles to access or other significant restrictions or limitations, such as requirements that patients demonstrate an insufficient response to other therapies, such as LDL apheresis or PCSK9 inhibitor products when they become available in such markets, before using lomitapide;

•                  our ability to gain approval of risk management plans in any future markets where lomitapide may be approved and to subsequently comply with such plans;

•                  the level of acceptance by physicians of the efficacy data from our pivotal trial of lomitapide, which is based on the surrogate endpoint of LDL-C lowering, and which was not designed to show clinical outcome data as to the effect of LDL-C lowering on cardiac outcomes in HoFH patients;

•                  the mix of government and private payers providing coverage and reimbursement for JUXTAPID in the U.S.;

•                  our ability to gain regulatory approval of lomitapide in additional countries where we are seeking, or plan to seek, regulatory approval, without restrictions that are substantially more onerous or manufacturing specifications that are more difficult to consistently achieve than those imposed in the U.S.;

•                  our ability to accurately forecast revenues from sales of lomitapide and the metrics that impact revenues, such as prescription rate, short-term and long-term dropout rate, conversion rate, reimbursement and pricing, the timing and availability of named patient sales, and the impact of PCSK9 inhibitors and future competition;

•                  our ability to finally resolve government investigations by the U.S. Department of Justice (“DOJ”), the US. Securities and Exchange Commission (“SEC”) and foreign agencies regarding JUXTAPID sales activities and disclosures and our operations in Brazil, and the willingness of physicians to continue to prescribe JUXTAPID, and in the case of named patient sales in Brazil, the willingness of the state and federal governments to continue to process orders of JUXTAPID without significant delay, and the willingness of patients to continue to use JUXTAPID, despite such investigations, a decision by the Brazilian pharmaceutical industry association that we violated its Code of Conduct, and recent media coverage in Brazil;

•                  the extent to which expected changes to the JUXTAPID Risk Evaluation and Mitigation Strategy (“REMS”) Program, including the recertification of physicians, the requirement that patients sign a patient-prescriber acknowledgment form as a pre-condition to JUXTAPID being dispensed to patients, enhancements to the JUXTAPID prescription authorization form to capture liver monitoring as directed by the JUXTAPID labeling, and other proposed modifications, along with changes to the labeling for JUXTAPID instructing patients to cease therapy upon the occurrence of severe diarrhea, may negatively affect the ability or willingness of a healthcare professional to prescribe JUXTAPID, a patient to be willing to initiate or continue on therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID;

•                  our ability to successfully gain necessary approvals to commercialize and sell lomitapide for the treatment of Japanese adult HoFH patients on the timelines we have forecasted;

•                  our ability to manufacture, or have manufactured, sufficient bulk quantities of drug substance and sufficient quantities of each strength of lomitapide to meet demand;

•                  our ability to maintain the focus of the organization in light of the significant changes within the senior leadership team since June 2015, and the related transition to new leadership, and to minimize turnover within the organization, particularly in light of our reductions in force in February and July 2016 and the continuing challenges to the lomitapide business;

•                  our ability to hire and retain key personnel necessary to optimize the lomitapide business, particularly in light of our reductions in force in February and July 2016 and the continuing challenges to the lomitapide business;

•                  our ability to execute effectively on our commercial plan and other key activities related to JUXTAPID in the U.S., and to launch lomitapide successfully in those key markets outside the U.S. in which we receive pricing and reimbursement approval where it makes business sense to do so, and the level of cost required to conduct such activities, particularly in light of our reductions in force in February  and July 2016, including our plans to withdraw lomitapide from the EU and certain other global markets, the continuing challenges to the lomitapide business, and the corporate integrity agreement, U.S. Food and Drug Administration (“FDA”) consent decree and deferred prosecution agreement contemplated by the preliminary agreement in principle with the DOJ; and

•                  the strength of the patent portfolio and marketing and data exclusivity for lomitapide and our ability to defend any challenges to the patents or our claims of exclusivity, including against two separate inter partes review (“IPR”) petitions which were filed with the Patent Trial and Appeal Board (“PTAB”) of the U.S. Patent and

Trademark Office in August 2015 and instituted by the PTAB in March 2016; and the degree to which generic competition will affect the lomitapide business in the U.S. and other key markets.

Our business depends on the success of metreleptin. We may not be able to meet expectations with respect to sales of metreleptin and revenues from such sales, in the time periods we anticipate, or at all, which could harm our business operations and prospects.

Our business also depends on the successful commercialization of metreleptin, which we acquired in January 2015. Metreleptin, a recombinant analog of human leptin, is marketed under the brand name MYALEPT® (metreleptin) for injection (“MYALEPT”) in the U.S., and is indicated in the U.S. as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy (“GL”). MYALEPT has a boxed warning, citing the risk of anti-metreleptin antibodies with neutralizing activity and risk of lymphoma. MYALEPT is only available via a REMS program which is designed to educate physicians on its proper use and potential risks. We may not be able to successfully commercialize MYALEPT without a significant expenditure of costs and operating, financial and management resources, and even with these investments, which we may not be able to make on a timely basis or at the levels we would desire due to the expected decline in our total revenues, we may still be unsuccessful in commercializing MYALEPT in the U.S. and in other jurisdictions. If we are unsuccessful in our efforts with respect to MYALEPT, our financial condition and results of operations may be adversely affected. Our ability to meet our expectations with respect to revenues from sales of MYALEPT, and to realize the resulting positive impact on our business and overall financial results, is dependent on a number of factors, including the following:

•                  our ability to commercialize MYALEPT without negatively impacting ongoing commercialization efforts related to lomitapide, particularly in light of our reductions in force in February and July 2016, and without incurring significant costs beyond amounts forecasted;

•                  our ability to build and to maintain market acceptance for MYALEPT in the U.S. for the treatment of GL, including the degree to which both physicians and GL patients determine that the benefits of MYALEPT outweigh the risks, including those risks set forth in the boxed warning and other labeling information for MYALEPT in the U.S.;

•                  a side effect profile for MYALEPT observed in commercial use and in further clinical studies that is manageable and that is generally consistent, in scope and severity, with the side effect profile observed in the phase 3 study on which U.S. approval of MYALEPT was based;

•                  the prevalence of GL being consistent with management’s estimates of approximately one in a million, which is based on assumptions which may prove not to be accurate;

•                  the percentage of patients experiencing anti-metreleptin antibody formation with MYALEPT in commercial use being not significantly different than that observed in the phase 3 study;

•                  our ability to continue to sell MYALEPT for the treatment of GL on a named patient sales basis or through an equivalent mechanism in Brazil and other certain key markets outside the U.S., based on the U.S. approval, and the amount of revenues generated from such sales, particularly in light of the ongoing government investigations in Brazil, a decision by the Brazilian pharmaceutical industry association that we violated its Code of Conduct, and recent media coverage in Brazil;

•                  the willingness of insurance companies, managed care organizations, other private payers, and government entities in the U.S. that provide reimbursement for medical costs to continue to provide reimbursement for MYALEPT at the price at which we offer the product and without imposing restrictions on the use of MYALEPT, such as leptin level tests, which delay or otherwise impact reimbursement; the payer mix with respect to MYALEPT patients, particularly given the significant Medicaid rebate we have paid and expect to continue to pay on MYALEPT, which we expect will have a continued significant negative impact on net product sales in future quarters; and the ability and willingness of GL patients to commit to paying any co-pay amounts for MYALEPT applicable under their insurance coverage;

•                  our ability to gain regulatory approval for MYALEPT as a treatment for GL in the EU,  in connection with which we have committed to the Pediatric Committee (“PDCO”) of the European Medicines Agency (“EMA”)  to conduct an additional trial in pediatric GL patients as a condition to approval of metreleptin in such patients, and in other key countries outside the U.S. without restrictions that are substantially more onerous or manufacturing specifications that are more difficult to consistently achieve than those imposed in the U.S., and without the need to conduct further clinical studies, despite the limited number of patients studied in the pivotal clinical trial;

•                  our ability to attain reimbursement for metreleptin in countries outside the U.S. in which metreleptin may be sold on a named patient basis or where it may be approved in the future at price levels that are acceptable to us without the applicable government agencies in such countries imposing onerous pricing caps, discounts, rebates, risk sharing, the provision of a significant amount of free product or other requirements which effectively and significantly lower the reimbursement rates for metreleptin, and without governmental authorities imposing any additional major hurdles to access or other significant restrictions or limitations;

•                  the impact of any data on metreleptin generated in the course of further anticipated clinical development;

•                  our ability to successfully develop metreleptin as a treatment for severe partial lipodystrophy (“PL”), which may require further clinical development due to the FDA’s conclusion that the data in the pivotal trial did not provide adequate evidence of efficacy in patients with PL, and to gain regulatory approval of metreleptin for such use in the U.S., the EU and other key countries;

•                  our ability to manufacture, or have manufactured, sufficient bulk quantities of drug substance and sufficient quantities of metreleptin drug product to meet demand, in light of the susceptibility to product loss and contamination inherent in the process of manufacturing biologics;

•                  our ability to maintain the focus of the organization in light of the significant changes within the senior leadership team since June 2015, and the related transition to new leadership, and to minimize turnover within the organization, particularly in light of our reductions in force in February and July 2016;

•                  our ability to hire and retain key personnel necessary to optimize the lomitapide business, particularly in light of our reductions in force in February and July 2016;

•                  our ability to continue to execute effectively on our commercial plan and other key activities related to MYALEPT in the U.S., and to launch metreleptin successfully in those key markets outside the U.S. in which we receive pricing and reimbursement approval where it makes business sense to do so, and the level of cost required to conduct such activities, particularly in light of our reductions in force in February and July 2016, and the corporate integrity agreement contemplated by the preliminary agreement in principle with the DOJ;

•                  the strength of the patent portfolio and marketing and data exclusivity for metreleptin; the length of the patent term extension, if any, granted, with respect to metreleptin; and our ability to defend any challenges to the patents or our claims of exclusivity; and

•                  the continued lack of significant competitive challenges for metreleptin in the treatment of GL and in indications in which we may elect to develop metreleptin further, such as severe PL.

We may not be able to maintain or expand market acceptance for lomitapide and metreleptin in the U.S. or to gain market acceptance in markets outside the U.S. where we commercialize such products, and, for lomitapide, we may continue to see a significant number of patients who choose not to start or stay on therapy.

The commercial success of lomitapide and metreleptin will depend upon our ability to maintain and expand the acceptance of these products by the medical community, including physicians and healthcare payers, and by the relevant patients in the U.S., and to gain and maintain such acceptance in countries outside the U.S. where such products are commercialized.

Some physicians and HoFH patients may determine that the benefits of lomitapide in reducing LDL-C levels do not outweigh the risks, including those risks set forth in the boxed warning for JUXTAPID in the U.S., and in the prescribing information for lomitapide in the other countries in which it is approved, which warn physicians that lomitapide can cause hepatotoxicity as manifested by elevations in transaminases and increases in hepatic fat, and that physicians are recommended to measure alanine aminotransferase (“ALT”), aspartate aminotransferase (“AST”), alkaline phosphatase, and total bilirubin before initiating treatment and then to measure ALT and AST regularly during treatment. During the first year of treatment, physicians must conduct a liver-related test prior to each increase in the dose of lomitapide or monthly, whichever occurs first. After the first year, physicians are required to perform these tests every three months and before increases in dose. The prescribing information in the EU provides further recommendations for monitoring for hepatic steatohepatitis/fibrosis and the risk of progressive liver disease, including annual imaging for tissue elasticity, and measuring of biomarkers and/or scoring methods in consultation with a hepatologist. Likewise, some physicians and GL patients may determine that the benefits of metreleptin in treating complications of leptin deficiency in GL do not outweigh the risks, including those risks set forth in the boxed warning for MYALEPT in the U.S., which warns physicians of the risk of anti-metreleptin antibodies with neutralizing activity and the risk of lymphoma. The consequences of these neutralizing antibodies are not well characterized but could include inhibition of endogenous leptin action and/or loss of MYALEPT efficacy, and physicians are advised to test for these antibodies in patients with severe infections or loss of efficacy during MYALEPT treatment. T-cell lymphoma has been reported in patients with acquired GL, both treated and not treated with MYALEPT.

Because of the risks discussed above, each of JUXTAPID and MYALEPT is available in the U.S. only through a REMS program under which we must certify all qualified healthcare providers who prescribe JUXTAPID or MYALEPT and the pharmacies that dispense the medicine. The goals of each of the REMS Programs are:

•                  to educate prescribers about the risks associated with the use of JUXTAPID or MYALEPT, as the case may be, and in the case of JUXTAPID, the need to monitor patients during treatment as per product labeling; and

•                  in the case of JUXTAPID, to restrict access to therapy with JUXTAPID to patients with a clinical or laboratory diagnosis consistent with HoFH, and in the case of MYALEPT, to restrict access to therapy with MYALEPT to patients with a clinical diagnosis consistent with GL.

The FDA assesses on a periodic basis whether a REMS program is meeting its goals and whether the goals or elements of the program should be modified. In June 2015, we received a letter from the FDA expressing concern that the JUXTAPID REMS Program is not meeting its goals of educating healthcare professionals about the risks of hepatotoxicity and the need to periodically conduct liver tests to monitor patients during treatment with JUXTAPID as set forth in the product label. The letter also expressed concern about the difficulty in assessing whether the goal of restricting access to JUXTAPID to patients with a clinical or laboratory diagnosis consistent with HoFH was being met. In response to the FDA’s concerns, we proposed to the FDA modifications to the JUXTAPID REMS Program to improve prescriber awareness of the risk of hepatotoxicity associated with JUXTAPID and the need to monitor patients during treatment, and to reinforce the approved indication and the characteristics of HoFH. On March 11, 2016, we received from the FDA an additional letter describing certain modifications the FDA considers necessary to the JUXTAPID REMS Program and the labeling for JUXTAPID. In response to the FDA’s proposed modifications to the labeling for JUXTAPID, on April 8, 2016, we submitted a prior approval labeling supplement to the FDA addressing certain of the FDA’s proposed modifications to the labeling for JUXTAPID, including an instruction that patients cease therapy upon the occurrence of severe diarrhea.  The labeling changes were approved by the FDA on May 23, 2016. We submitted our response to the FDA’s proposal regarding modifications to the JUXTAPID REMS Program in a prior approval supplement on July 7, 2016, and the FDA has informed us that it expects to respond by January 3, 2017.  The FDA’s proposed modifications to the JUXTAPID REMS Program include the recertification of physicians, the requirement that patients sign a patient-prescriber acknowledgment form as a pre-condition to JUXTAPID being dispensed to patients, enhancements to the JUXTAPID prescription authorization form to capture liver monitoring as directed by the JUXTAPID labeling, and other proposed modifications.  Such modifications to the JUXTAPID REMS Program, which we expect to be made, and the labeling modifications may negatively affect the ability or willingness of a healthcare professional to prescribe JUXTAPID, a patient to be willing to initiate or continue on therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID, in which case we will have difficulty achieving or maintaining market acceptance of JUXTAPID, and our business and ability to achieve our financial expectations will be harmed. The outcome of the ongoing investigations of the SEC and DOJ may also have an effect on the FDA’s requirements for the JUXTAPID REMS Program.

Similarly, in the EU and other countries where we have obtained approval of lomitapide, we have adopted risk management plans to help educate physicians on the safety information for lomitapide and appropriate precautions to be followed by healthcare professionals and patients. Other countries that may approve lomitapide or metreleptin may require risk management plans that may be similar to or more onerous than those we have adopted to date. Physicians may be hesitant to prescribe lomitapide or metreleptin, and patients may be hesitant to take lomitapide or metreleptin, because of the boxed warning or warnings in the prescribing information, the requirements for liver testing and monitoring, in the case of lomitapide, or the existence of the REMS Program or risk management plan in connection with lomitapide or metreleptin. The prescribing information also describes a number of additional contraindications, warnings, and precautions, including those related to pregnancy and potential adverse interactions with other drugs, and other potential adverse reactions, that could limit the market acceptance of lomitapide and metreleptin. For example, GI adverse reactions are common with lomitapide, occurring in 27 out of 29 patients in our pivotal trial. GI adverse reactions lead to treatment discontinuation in a meaningful percentage of patients, and the FDA has recently required a modification to the JUXTAPID label to instruct patients to cease therapy upon the occurrence of severe diarrhea. To reduce the risk of GI adverse reactions, patients should adhere to a low-fat diet supplying less than 20% of calories from fat and the dosage of lomitapide should be increased gradually. A meaningful percentage of patients decide that they do not want to start or maintain the recommended diet. In the EU and in many other countries outside the U.S., we cannot communicate directly with or provide educational or supportive materials directly to patients. As a result, it may be more difficult to support patients in their efforts to adjust to the recommended dietary restrictions while taking lomitapide. Patients on lomitapide in the U.S. are also advised not to consume more than one alcoholic drink per day. The LOJUXTA prescribing information in the EU specifies that the use of alcohol during LOJUXTA treatment is not recommended. These requirements make it more difficult for some patients to decide to begin therapy or to stay on therapy. Elevated ALTs and ASTs and other concerns also lead to treatment discontinuation in some lomitapide patients. With respect to metreleptin, concerns related to the route of administration of metreleptin, as an injection, may deter some patients from beginning therapy or staying on therapy. As a result, even if a physician prescribes one of our products, the prescription may not result in a patient beginning therapy or staying on therapy.

The degree of market acceptance of our products will also depend on a number of other factors, including:

•                  physicians’ views as to the scope of the approved indication and limitations on use and warnings and precautions contained in the approved labeling or prescribing information for our products, including the modifications to the JUXTAPID label to include language instructing patients to cease therapy upon the occurrence of severe diarrhea;

•                  the efficacy, safety and tolerability of competitive therapies, including, in the case of lomitapide, PCSK9 inhibitor products;

•                  the extent of the negative impact of the introduction of PCSK9 inhibitor products on sales of JUXTAPID in the U.S., which has caused a significant number of JUXTAPID patients to discontinue JUXTAPID and switch to a PCSK9 inhibitor product, and has significantly decreased the rate at which new HoFH patients start treatment with JUXTAPID;

•                  the provision of free PCSK9 inhibitor drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which has negatively impacted the rate at which new patients start treatment on JUXTAPID and has caused more patients than we expected to discontinue JUXTAPID and switch their treatment to PCSK9 inhibitor products;

•                  pricing and the perception of physicians and payers as to cost effectiveness of our products in relation to other therapies that treat HoFH and GL, respectively, including therapies with a price substantially lower than that of our products, which, in the case of lomitapide, includes PCSK9 inhibitor products and apheresis;

•                  the existence of sufficient private payer, government or other third-party coverage or reimbursement and the availability of co-pay assistance; and

•                  the effectiveness of our sales, marketing and distribution strategies and our ability to achieve these strategies, particularly in light of our reductions in force in February and July 2016, and the continuing challenges to the lomitapide business.

If we are not able to achieve a high degree of market acceptance of lomitapide in the treatment of adult patients with HoFH and metreleptin in the treatment of GL, we may not be able to achieve our revenue goals or other financial goals or to achieve profitability or to maintain cash-flow positive operations in the time periods we expect, or at all.

The number of patients suffering from the diseases for which our products are approved is small, and has not been established with precision. Our assumptions and estimates regarding prevalence may be wrong. If the actual number of patients is smaller than we estimate or if any approval outside the U.S., EU and the other countries where lomitapide is approved or outside the U.S. for metreleptin, is based on a narrower definition of these patient populations, our revenue and ability to achieve profitability and to maintain cash-flow positive operations from our product businesses will be adversely affected, possibly materially.

There is no patient registry or other method of establishing with precision the actual number of patients with HoFH in any geography. Medical literature has historically reported the prevalence rate of HoFH as one person in a million, based on an estimated prevalence rate for heterozygous familial hypercholesterolemia (“HeFH”) of one person in 500.  Analysis of HoFH prevalence have been evolving in recent years culminating in published medical literature which suggests that the actual prevalence of both HeFH and HoFH may be significantly higher than the historical estimate of one person in a million. For example, in 2014, the European Atherosclerosis Society Consensus Panel on Familial Hypercholesterolaemia (“FH”) published an article citing research that would result in an estimate of the prevalence of HoFH in the range of between one person in 300,000 and one person in 160,000 or 3.33 persons per million to 6.25 persons per million, which is consistent with estimates that can be derived from other publications from the last few years.  The FDA cited this estimate in its review of PCSK9 products in June 2015.  In addition, rare diseases may be found to have a higher than expected prevalence rate once products available to treat the disease are introduced. There is also a founder effect for FH in certain populations. Given these factors and the evolving medical literature, the prevalence of HoFH may be higher or lower than cited in the current literature. There is no guarantee that the prevalence of HoFH is higher than the current medical literature suggests or is even higher than reported in the historical literature. Ultimately the actual size of the total addressable HoFH market in the U.S. will be determined only after we and others have substantial commercial history selling products for the treatment of HoFH. Lomitapide is indicated solely for adult HoFH. We are not permitted to promote lomitapide for HeFH or any other indication other than adult HoFH. As part of the prescriber authorization form under the JUXTAPID REMS Program in the U.S., the prescriber must affirm that the patient has a clinical or laboratory diagnosis consistent with HoFH.

We believe that the prevalence rate of HoFH in countries outside the U.S. is likely to be consistent with the prevalence rate in the U.S.; however, we expect that our net product sales in countries outside the U.S. are likely to be significantly lower than in the U.S. given significant patient and payment caps in some countries and the likelihood of other reimbursement restrictions in ex-U.S. countries as a result of economic pressures to reduce healthcare costs, the more widespread availability of apheresis in certain countries, particularly in the EU, and the possibility that genotyping, despite its limitations, will be required in some countries causing some HoFH patients to be missed.

There is no patient registry or other method of establishing with precision the actual number of patients with GL in any geography. Based on a review of an analysis of several insurance claims databases in the U.S., we initially estimated that the prevalence of GL is approximately one in a million and now believe the prevalence is slightly under one in a million. We calculated this rate by first estimating the prevalence of lipodystrophy using data from the selected claims databases. Using this data, we calculated an estimated prevalence range for patients diagnosed with lipodystrophy (based on the ICD-9 Code and other relevant diagnostic codes). We then used diagnostic codes and other lab values to try to exclude forms of lipodystrophy other than GL and PL. Our research with key opinion leaders suggests that 30% of the pool of patients who have been identified as having GL or PL have GL. Due to the severity and presumed higher diagnosis rate of GL specifically, we estimated that GL represents 40% of the total population in the selected claims databases that we assumed had GL or PL, which led us to the estimated prevalence of GL of approximately one in a million. We believe that the prevalence rate of GL in countries outside the U.S. is likely to be consistent with the prevalence rate in the U.S. Estimating the prevalence of a rare disease that is underdiagnosed globally is difficult and may rely on an amalgam of information from multiple sources, resulting in potential under- or over-reporting. There is no guarantee that our assumptions and beliefs are correct, or that our use of these selected databases and our methodology have generated an accurate estimate. Medical literature has historically estimated the prevalence of GL significantly lower than our estimates. The actual prevalence of GL may be significantly lower than we expect. Ultimately, the actual size of the total addressable market in the U.S. will be determined only after we have substantial commercial history selling MYALEPT.

If the total addressable market for our products in the U.S. and other key markets is smaller than we expect, then it may be more difficult for us to achieve our revenue goals and estimates and to attain profitability and meet our expectations with respect to cash flow operations.

Our market is subject to intense competition. If we are unable to compete effectively, we may not be able to achieve our revenue goals or achieve profitability or maintain cash-flow positive operations in the time periods we expect, or at all, and lomitapide, metreleptin or any other product candidate that we develop or acquire may be rendered noncompetitive or obsolete.

Our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. All of these competitors currently engage in, have engaged in or may engage in the future in the development, manufacturing, marketing and commercialization of new pharmaceuticals, some of which may compete with lomitapide, metreleptin or other products or product candidates we may acquire, license or develop. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Key competitive factors affecting the commercial success of lomitapide, metreleptin and any other products that we develop or acquire are likely to be efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

The market for cholesterol-lowering therapeutics is large and competitive with many drug classes. Lomitapide is approved in the U.S., the EU and in certain other countries as an adjunct to a low-fat diet and other lipid-lowering treatments to reduce LDL-C in adult HoFH patients. As a treatment for HoFH, JUXTAPID competes directly in the U.S. and certain other countries with Kynamro. Developed by Ionis Pharmaceuticals Inc., formerly known as Isis Pharmaceuticals (“Ionis”), and acquired by Ionis and Kastle Therapeutics in May 2016, Kynamro is an antisense apolipoprotein B-100 inhibitor which is taken as a weekly subcutaneous injection. JUXTAPID also faces competition in the treatment of adult HoFH patients with a class of drugs known as PCSK9 inhibitors. In July 2015, Regeneron Pharmaceuticals, Inc. (“Regeneron”) and Sanofi announced that the FDA had approved the Biologics License Application (“BLA”) for their PCSK9 inhibitor candidate, alirocumab, for use in addition to diet and maximally tolerated statin therapy in adult HeFH patients and in patients with clinical atherosclerotic cardiovascular disease who require additional lowering of LDL-C. In September 2015, following the positive opinion of the Committee for Medicinal Products for Human Use (“CHMP”) of the EMA, the EC approved alirocumab for the treatment of adult patients with HeFH or mixed dyslipidemia as an adjunct to diet, either in combination with a statin, or statin with other lipid-lowering therapies in patients unable to reach their LDL-cholesterol goals with the maximally-tolerated statin, or alone or in combination with other lipid-lowering therapies for patients who are statin intolerant, or for whom a statin is contraindicated. The FDA approved Amgen’s BLA for its anti-PCSK9 antibody, evolocumab, in August 2015, as an adjunct to diet and maximally tolerated statin therapy for the treatment of adults with HeFH or clinical atherosclerotic cardiovascular disease, who require additional lowering of LDL-C; and as an adjunct to diet and other LDL-lowering therapies for the treatment of patients with HoFH, who require additional lowering of LDL-C. In July 2015, following the positive opinion of the CHMP, the EC approved the marketing authorization of evolocumab for the same indication as alirocumab and for the treatment for certain patients with high cholesterol, including patients aged 12 years and over with HoFH in combination with other lipid-lowering therapies. In January 2016, the Japanese Ministry of Health, Labour and Welfare (the “MHLW”) approved evolocumab for the treatment of patients with FH or hypercholesterolemia who have high risk of cardiovascular events and do not adequately respond to statins, and in July 2016, the MHLW approved alirocumab for the same indication. Health Canada and the Brazilian Health Surveillance Agency (“ANVISA”), the regulatory agency responsible for reviewing marketing authorization applications in Brazil, have approved evolocumab for the treatment of patients with HoFH. Other companies such as Pfizer, Roche Holding AG, and Alnylam, in collaboration with The Medicines Company, are also developing PCSK9 inhibitor products.

The introduction of PCSK9 inhibitors in the U.S. has negatively impacted sales of JUXTAPID and we expect this negative trend to continue.  This impact results from several factors, including: healthcare professionals switching some existing JUXTAPID patients to a PCSK9 inhibitor product; healthcare professionals trying most new adult HoFH patients on a PCSK9 inhibitor product before trying JUXTAPID; the provision of free PCSK9 drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which has significantly negatively impacted the rate at which new patients start treatment on JUXTAPID and has caused more patients than we expected to discontinue JUXTAPID and switch their treatment to PCSK9 inhibitor products; and actions by insurance companies, managed care organizations and other private payers in the U.S. that have required, or may require in the future, HoFH patients to demonstrate an inability to achieve an adequate LDL-C response on PCSK9 inhibitor products before access to JUXTAPID is approved, or may impose other hurdles to access or other significant restrictions or limitations on reimbursement, or may require switching of JUXTAPID patients to PCSK9 inhibitor products. Many U.S. insurance companies, managed care organizations and other private payers now require that HoFH patients are not able to achieve an adequate response in LDL-C reduction on PCSK9 inhibitor products before providing reimbursement for JUXTAPID. For patients currently taking JUXTAPID, we believe that all U.S. payers require prior authorization, which may influence a switch of the current JUXTAPID patients to the less expensive PCSK9 inhibitor product.  We believe that many of the PCSK9 inhibitor switches from current JUXTAPID patients have been at the direction of the prescribing physician.  Ultimately, the physician may decide to switch the adult HoFH patient back to JUXTAPID, if the patient does not reach a goal of LDL-C response while being treated with a PCSK9 inhibitor product.  It is unknown how many adult HoFH patients, if any, may be switched back to JUXTAPID or the period of time in which this would take place.  We expect physicians will continue to consider using JUXTAPID for those adult HoFH patients for whom PCSK9 inhibitor products are not sufficiently effective.  Additionally, we expect that the introduction of PCSK9 inhibitor products in commercial markets outside of the U.S. will have similarly negative effects on sales, including named patient sales, of lomitapide outside the U.S., particularly in Brazil and Canada, where a PCSK9 inhibitor product has been approved by the local regulatory authorities.  If the continued negative impact of PCSK9 inhibitors is greater than we expect, it may make it more difficult for us to generate revenues and achieve profitability. Also, although there are no other MTP-I compounds currently approved by the FDA for the treatment of hyperlipidemia, there may be other MTP-I compounds in development.

In addition, in the EU, patients with HoFH who are unable to reach their recommended target LDL-C levels on conventionally used drug therapies are commonly treated using LDL apheresis, in which cholesterol is removed from the body through mechanical filtration. Although levels of LDL-C are reduced acutely using apheresis, there is a rapid rebound. Because apheresis provides only temporary reductions in LDL-C levels, it must be repeated frequently, typically one or two times per month. The widespread use and availability of apheresis as a treatment for HoFH in the EU, combined with the lower cost of apheresis as compared to LOJUXTA, has made it more difficult for us to obtain commercially acceptable pricing and reimbursement approvals for LOJUXTA in the key markets of the EU. As a result, in July 2016, we announced our intent to withdraw LOJUXTA from the EU by the end of 2016.

MYALEPT is the first and only product approved in the U.S. for the treatment of complications of leptin deficiency in patients with GL. There are, however, a number of therapies approved to treat these complications independently that are not specific to GL. Certain of the clinical complications of GL, including diabetes and hypertriglyceridemia, may be treated with insulin and/or oral medications, such as metformin, insulin secretagogues, fibrates, or statins.

We may also face future competition from companies selling generic alternatives of lomitapide or metreleptin in countries where we do not have patent coverage, orphan drug status or another form of data or marketing exclusivity or where patent coverage or data or marketing exclusivity has expired, is not enforced, or may, in the future, be challenged.

Many of our potential competitors have substantially greater financial, technical and human resources than we do, and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining marketing approvals for drugs and achieving and maintaining widespread market acceptance.

Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize, and may render lomitapide, metreleptin or any other product or product candidate that we acquire, license or develop obsolete or non-competitive before we can recover the expenses of developing and commercializing the product. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render lomitapide, metreleptin or any other product or product candidate that we acquire, license or develop non-competitive or obsolete.

As a result of the side effects observed in the Phase 3 clinical study and other clinical and preclinical studies for each of lomitapide and metreleptin, the prescribing information for both lomitapide and metreleptin contains significant limitations on use and other important warnings and precautions, including boxed warnings in the U.S. labeling. Our products may continue to cause such side effects or have other properties that could impact market acceptance and dropout rates, result in adverse limitations in any approved labeling or other adverse regulatory consequences, including delaying or preventing additional marketing approval in territories outside the U.S., EU and other countries where lomitapide is approved or, in the case of metreleptin, marketing approval outside the U.S.

The prescribing information for lomitapide in the U.S. and the EU and in the other countries in which lomitapide is approved contains significant limitations on use and other important warnings and precautions, including a boxed warning in the JUXTAPID labeling, and warnings in the LOJUXTA prescribing information citing concerns over liver toxicity associated with use of lomitapide. Lomitapide can cause elevations in liver transaminases. In our pivotal trial of lomitapide, ten of the 29 patients (34%) treated with lomitapide had at least one elevation in ALT or AST greater than or equal to three times the upper limit of normal (“ULN”), including four patients who experienced liver enzymes greater than or equal to five times the ULN. There were no concomitant clinically meaningful elevations of total bilirubin, international normalized ratio (“INR”), or alkaline phosphatase. Lomitapide also has been shown to increase hepatic fat, with or without concomitant increases in transaminases. The median absolute increase in hepatic fat during the pivotal trial was 6% after both 26 and 78 weeks of treatment, from 1% at baseline, measured by magnetic resonance spectroscopy. Hepatic steatosis associated with lomitapide treatment may be a risk factor for progressive liver disease, including steatohepatitis and cirrhosis.

The most common adverse reactions in our pivotal trial of lomitapide were GI adverse reactions, reported by 27 of 29 patients (93%). Adverse reactions reported by greater than or equal to eight patients (28%) in the HoFH pivotal clinical trial included diarrhea, nausea, vomiting, dyspepsia and abdominal pain. Other common adverse reactions, reported by five to seven (17-24%) patients, included weight loss, abdominal discomfort, abdominal distension, constipation, flatulence, increased ALT, chest pain, influenza, nasopharyngitis and fatigue. The FDA has recently required a modification to the JUXTAPID label to instruct patients to cease therapy upon the occurrence of severe diarrhea.

In a two-year dietary carcinogenicity study of lomitapide in mice, statistically significant increased incidences of tumors in the small intestine and liver were observed. The relationship of these findings in mice is uncertain with regard to human safety for a number of reasons, including the fact that they did not occur in a dose-related manner, and liver tumors are common spontaneous findings in the strain of mice used in this study. In a two-year oral carcinogenicity study of lomitapide in rats, there were no statistically significant increases in the incidences of any tumors, but there can be no assurance that long-term usage of lomitapide in humans will not be determined to cause an increase in tumors.

As part of our post-marketing commitment to the FDA, the EMA, the Taiwan Food and Drug Administration (“TFDA”), and Health Canada, we have initiated an observational cohort study to generate more data on the long-term safety profile of lomitapide, the patterns of use and compliance and the long-term effectiveness of controlling LDL-C levels. The commitment to the FDA is to target enrollment of 300 HoFH patients worldwide, and to study enrolled patients for a period of ten years. The EMA has required that all patients taking lomitapide in the EU be encouraged to participate in the study, and that the study period be open-ended. The TFDA has required that all patients taking lomitapide in Taiwan who meet the study’s protocol requirements participate in the study. In the study, investigators will follow each patient to track malignancies, tumors, teratogenicity, hepatic effects, GI adverse reactions, events associated with coagulopathy, major adverse cardiovascular events and death. The EMA has also required that we conduct a vascular imaging study to determine the impact of lomitapide on vascular endpoints. Enrollment has proven to be challenging due to the design of the study. In addition, we have conducted certain drug-drug interaction studies. When we withdraw lomitapide from the EU and certain other global markets, as planned, we will no longer be required to satisfy certain of these post-marketing commitments with respect to lomitapide.  However, post-marketing commitments imposed by regulatory authorities outside the U.S. and the EU may be more onerous and/or different than applicable commitments imposed by the FDA and the EU, which could result in increased costs to us if we elect to market lomitapide in these markets. A failure to meet post-marketing commitments to the FDA, the EMA or other regulatory authorities could impact our ability to continue to market lomitapide in countries where we are unable to meet such commitments.

In the pivotal trial of metreleptin, the most frequent adverse drug reactions reported in the GL study population were headache, hypoglycemia, and decreased weight (each reported by six patients; 13%) and abdominal pain (reported by five patients; 10%). Two cases of peripheral T-cell lymphoma and one case of a localized anaplastic lymphoma kinase (ALK)-positive anaplastic large cell lymphoma (a type of T-cell lymphoma) were reported, all in patients with acquired GL. Lymphoma is known to be associated with autoimmune disease. As the boxed warning for MYALEPT states, T-cell lymphoma has been reported in patients with acquired GL, both treated and not treated with MYALEPT. There was evidence of pre-existing lymphoma and/or bone marrow abnormalities in the two patients with peripheral T-cell lymphoma before metreleptin therapy, and the third case of anaplastic large cell lymphoma occurred in the context of a specific chromosomal translocation.

As part of the post-marketing commitments to the FDA for metreleptin, we plan to initiate a long-term, prospective, observational study (product exposure registry) in patients to evaluate serious risks related to the use of the product.  The registry will attempt to enroll at least 100 new patients treated with metreleptin.  Enrollment will close after five years or after 100 new patients have been enrolled, whichever occurs first.  The registry will continue for ten years from the date of last patient’s enrollment. In addition, we have completed the first of three sequential programs to expand the understanding of the immunogenicity of metreleptin, and we have initiated certain studies related to the manufacturing of metreleptin.

In addition, as part of our observational cohort studies or in the conduct of additional clinical studies or in post-marketing surveillance of our products, we or others may identify additional safety information on known side effects or new undesirable side effects caused by our products, or the data may raise other issues with respect to our products, and, in that event, a number of potentially significant negative consequences could result, including:

•                  we may experience a negative impact on market acceptance and dropout rates;

•                  regulatory authorities may suspend, withdraw or alter their approval of the relevant product;

•                  regulatory authorities may require the addition of labeling statements, such as warnings or contraindications or distribution and use restrictions, such as, for example, the modifications to the JUXTAPID label to include language instructing patients to cease therapy upon the occurrence of severe diarrhea;

•                  regulatory authorities may require us to issue specific communications to healthcare professionals, such as “Dear Doctor” letters;

•                  regulatory authorities may issue negative publicity regarding the relevant product, including safety communications;

•                  we may be required to change the way the relevant product is administered, conduct additional preclinical studies or clinical trials or restrict the distribution or use of the relevant product;

•                  we could be sued and held liable for harm caused to patients;

•                  the regulatory authorities may require us to amend the relevant REMS or risk management plan; and

•                  our reputation may suffer.

As part of the development of the commercial manufacturing process of lomitapide, we tightened specifications for lomitapide drug substance such that the commercial drug substance differs from the material used in our Phase 3 trial in certain physical parameters and specifications that we assessed not to be clinically meaningful. Exposure measurements collected in the Japanese pharmacokinetic and pharmacodynamic (“PK/PD”) study using material meeting current commercial specifications, however, do not align with certain earlier data generated under different circumstances using pre-commercial materials. Importantly, there was no evidence of a relationship between increases in dose or exposure and elevations in ALT or AST levels in the PK/PD study. While we do not expect the differences between our commercial material and our clinical material to have adverse efficacy or safety consequences, there is a risk that we may see unexpected differences in the type or severity of side effects with the commercial product from those observed in our Phase 3 trial. There is also the risk that regulatory authorities may not agree with our assessment of the differences between the materials or the potential impact of such differences or may require changes in the prescribing information.

Any known safety concerns for lomitapide or metreleptin or any unknown safety issues that may develop could prevent us from achieving or maintaining market acceptance of the respective product, could affect our ability to obtain or retain marketing approval of the respective product in one or more countries, or result in onerous restrictions on such approval, or could affect our ability to achieve our financial goals.

If we are unable to establish and maintain effective sales, marketing and distribution capabilities, we will be unable to successfully commercialize our drug products.

We are marketing and selling JUXTAPID and MYALEPT directly in the U.S. using our own marketing and sales resources. We are marketing and selling, or plan to market and sell, lomitapide directly, using our own marketing and sales resources, in certain key countries outside the U.S. in which lomitapide is, or may be, approved, or where we can make lomitapide available on a named patient sales basis, in either case where it makes business sense to do so. We also plan to market and sell metreleptin directly in key countries outside of the U.S., if approved in such countries. We use, and plan to use, third parties to provide warehousing, shipping, third-party logistics, invoicing, collections and other distribution services on our behalf in the U.S. and in other countries throughout the world. We have entered into, or may selectively seek to establish, distribution and similar forms of arrangements to reach patients in certain geographies that we do not believe we can cost-effectively address with our own sales and marketing capabilities. If we are unable to establish and maintain the capabilities to sell, market and distribute our drug products, either through our own capabilities or through arrangements with others, particularly after our February and July 2016 reductions in force, which had a significant impact on our sales and marketing functions, and as we continue to assess our cost structure in light of declining revenues of JUXTAPID in the U.S. or if we are unable to enter into distribution agreements in those countries that we do not believe we can cost-effectively address with our own sales and marketing capabilities, we may not be able to successfully sell lomitapide or metreleptin. We cannot guarantee that we will be able to establish and maintain our own capabilities or to enter into and maintain favorable distribution agreements with third-parties on acceptable terms, if at all.

We have built sales, marketing, medical, regulatory, supply chain, managerial, patient support and other non-technical capabilities in the U.S., and have more limited commercial capabilities, and in some cases, medical, regulatory and other non-technical capabilities infrastructure, in the EU, Turkey, Mexico, Canada, Argentina, Brazil, Colombia, Japan, Taiwan, and South Korea. As a result of the restructuring we announced in July 2016, we intend to eliminate our infrastructure in certain global markets and, in the near-term, reduce our capabilities in the EU. We anticipate developing a commercial infrastructure in additional jurisdictions as business needs warrant.  Doing so will require a high degree of coordination and compliance with laws and regulations in such jurisdictions. If we are unable to effectively coordinate such activities or comply with such laws and regulations, our ability to commercialize our products, if approved, in those jurisdictions will be adversely affected. Our sales force in countries outside the U.S. may not be successful in commercializing lomitapide in the countries in which it is approved. Furthermore, even following the February and July 2016 workforce reductions intended to reduce expenses associated with our sales force, our expenses associated with maintaining the sales force and distribution capabilities around the world may be substantial compared to the revenues we may be able to generate on sales of our products. The reductions in force announced in February and July 2016 reduced the size of our marketing function and sales forces significantly, which could impede our sales and marketing strategy, and ability to generate revenues consistent with our expectations.  If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, whether independently or with third parties, particularly as we continue to assess our cost structure in light of declining revenues of JUXTAPID in the U.S., we may not be able to generate product revenue consistent with our expectations and may not become profitable or maintain cash flow positive operations.

We have evaluated markets outside the U.S. and major market countries in the EU to determine in which geographies we might choose to commercialize our products ourselves, if approved, and in which geographies we might choose to collaborate with third parties. To the extent we rely on third parties to commercialize our products, if marketing approval is obtained in the relevant country, we may receive less revenue than if we commercialized the product ourselves. In addition, we would have less control over the sales efforts of any third parties involved in our commercialization efforts, including, in some countries, pricing. Use of a third party can also make it more difficult to ensure that commercialization activities are conducted in a manner compliant with applicable laws. In the event we are unable to collaborate with third parties to commercialize our products, for certain geographies, if approved, our ability to generate product revenue may be limited internationally.

We only have regulatory approval for commercial distribution and reimbursement of lomitapide in a small number of countries. We are only permitted to market metreleptin in the U.S. We may not receive the requisite regulatory approvals for commercialization and reimbursement of our products in other countries. We also rely on named patient sales, but there is no assurance that named patient sales of lomitapide will continue at current levels, or at all, or that we will be able to achieve significant levels of named patient sales of metreleptin in any country, or at all.

We are currently permitted to market lomitapide in only a small number of countries on a commercial basis, and to market metreleptin in the U.S. Shionogi holds a marketing authorization for metreleptin in Japan under a distribution agreement assigned to us as part of the our acquisition of the metreleptin assets. There is no assurance that we will be able to obtain marketing authorizations for either product in additional countries. To obtain marketing approval in other countries, we must establish, and comply with, numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, pricing, promotion and distribution of the respective product. Approval procedures vary among countries, and can involve additional product testing and additional administrative review periods. Marketing approval in one country does not ensure such approval in another. Regulatory authorities in countries where we seek approval for lomitapide or metreleptin may not be satisfied with the design, size, end-point or efficacy and safety results of the pivotal trial of the product, or the risk/benefit profile of the product, and may reject our applications for approval. For example, we filed to register JUXTAPID as a marketed product in Brazil, and, in May 2014, appealed a rejection of the registration by the ANVISA, the Brazilian regulatory authority. We subsequently withdrew our appeal, and intend to resubmit our marketing application in the first half of 2017 with additional data and information. Even if we do resubmit our application, we may not be successful in receiving regulatory approval to market JUXTAPID in Brazil. It is also possible that regulatory authorities in countries where we are seeking, or may in the future seek, approval may disagree with our assessment that certain changes made to lomitapide’s physical parameters and specifications as compared to the material used in the pivotal trial are not clinically meaningful. If regulatory authorities require additional studies or trials for either of our products or changes to specifications, we would incur increased costs and delays in the marketing approval process and may not be able to obtain approval. For example, Japanese regulatory authorities required a small therapeutic study of lomitapide in adult Japanese HoFH patients; this study has been completed. We filed a Japanese new drug application for lomitapide in adult HoFH patients with the 26-week data in January 2016, and recently submitted the 56-week data, with a decision anticipated approximately nine months post-filing. There is no assurance that we will be successful in our efforts to achieve regulatory approval in Japan on a reasonable timeline, or at all.

In addition, regulatory authorities in countries outside the U.S. and EU are increasingly requiring risk management plans and post-marketing commitments which may be more onerous than those required in the U.S. and EU. In certain countries, if the post-marketing commitment is a post-marketing study that would qualify as an interventional or similar form of study, we may be required to provide free product to participants in the study in such country even if our products are reimbursed there. The time required to obtain approval in other countries may differ from that required to obtain FDA approval or marketing authorization in the EU. In several countries outside the U.S. in which we are commercializing lomitapide, including Mexico and Canada, a product must also receive pricing and reimbursement approval before it can be commercialized broadly. This can result in substantial delays in commercializing products in such countries, and the price that is ultimately approved may be lower than the price for which we expect to offer, or would be willing to offer, lomitapide or metreleptin, in such countries, and may impact pricing in other countries. Pricing and reimbursement approval in one country does not ensure such approvals in another. Failure to obtain the approvals necessary to commercialize lomitapide or metreleptin in other countries at reimbursement levels that are acceptable to us or any delay or setback in obtaining such approvals would impair our ability to develop foreign markets for lomitapide and metreleptin, and, for lomitapide, is one of the primary reasons why, as part of our July 2016 restructuring, we plan to withdraw lomitapide from the EU and certain other global markets. For example, the reimbursement authority in Germany, the G-BA (Gemeinsamer Bundesausschuss), deemed our dossier for lomitapide to be incomplete as a result of certain technical deficiencies. As a result of the technical deficiencies, LOJUXTA was automatically put into the category of “no additional benefit” under the G-BA process, without a review of the clinical merits, which limits the reimbursement level significantly. After the G-BA assessment, we withdrew LOJUXTA from the German market in July 2014. We re-filed our dossier for LOJUXTA with the G-BA in June 2015.  In November 2015, LOJUXTA once again received a “no additional benefit” assessment of LOJUXTA from G-BA.  As a result, we did not enter into national price negotiations for LOJUXTA in the German market.

Similarly, in France, our dossier for lomitapide has twice received a “minor improvement” rating from Haute Autorité de Santé (HAS), the committee responsible for assessing the benefit of medicinal products in France before they can be approved for reimbursement. Such a rating was re-affirmed by HAS at a hearing early in the third quarter of 2015.  In November 2015, the price of LOJUXTA was rejected by the Spanish Ministry of Health.  In June 2015, Taiwan’s Pharmaceutical Benefit and Reimbursement Scheme (PBRS), which is responsible for assessing the suitability of a pharmaceutical product for Taiwan’s National Health Insurance system, voted not to recommend our dossier for lomitapide for reimbursement in Taiwan, which aligned with a previous decision by Taiwan’s Expert Review Committee of the National Health Insurance Administration (NHIA). We filed an appeal of this decision in October 2015, in which we requested an opportunity to present to the Expert Review Committee, and in March 2016, the Expert Review

Committee decided again not to recommend our dossier for lomitapide for reimbursement in Taiwan.  In the second quarter of 2016, we submitted an updated dossier with new reimbursement criteria for review by the Expert Review Committee and, eventually, by PBRS later in 2016.If we are not successful in obtaining a recommendation for the reimbursement of lomitapide, we may not be able to obtain a reimbursement level for lomitapide in Taiwan that is acceptable to us.  In July 2015, the GHC declined our request to include lomitapide in Mexico’s basic formulary, which is required in order to obtain reimbursement approval in Mexico. We filed an appeal of this decision in May 2016 and expect a decision in the third quarter of 2016. If we are not successful in obtaining GHC’s approval to include lomitapide in the formulary after our planned appeal, we may not be able to obtain reimbursement for lomitapide in Mexico and may withdraw lomitapide from the Mexican market. In July 2015, we received a notice of rejection to list JUXTAPID on the Ontario Public Drug Programs (OPDP) Formulary by the Committee to Evaluate Drugs (CED). We re-submitted our dossier to CED on March 29, 2016. If we are not successful in obtaining CED’s approval to include lomitapide in the OPDP Formulary after our second submission, we may not be able to obtain reimbursement for lomitapide in Ontario.

Additionally, as described in the section entitled “Legal Proceedings”, if our activities in Brazil are found to violate any laws or governmental regulations, we may be subject to significant civil and administrative penalties and/or fines imposed by Brazilian regulatory authorities.  Under certain circumstances, we could be barred from further sales to federal and/or state governments in Brazil, including sales of JUXTAPID and/or MYALEPT, due to penalties imposed by Brazilian regulatory authorities or through civil actions initiated by federal or state public prosecutors.  We believe recent significant recent media coverage in Brazil may increase the likelihood that such authorities will initiate inquiries and/or litigation. In addition, we believe the investigations in Brazil have contributed to a slower turn-around between price quotation and orders, including re-orders, from the federal government, and, in some cases, delays in orders and re-orders from the government of the State of São Paulo after a patient has obtained access to JUXTAPID through the judicial process. These delays may continue, and we may experience other delays or suspension of the ordering process. Similarly, we have faced, and may continue to face, a reluctance of physicians to prescribe JUXTAPID, and some patients to take or stay on JUXTAPID, while the investigations are ongoing, particularly given that some of the investigators in Brazil have recently made formal inquiries of certain prescribers of JUXTAPID and there has been significant local media coverage of such inquiries and our activities in Brazil. In the second quarter of 2015 and in the second quarter of 2016, we observed a significant increase in patients discontinuing therapy in Brazil, and we believe that the increases are due in part to the investigations. These issues could negatively affect our ability to generate product revenue for JUXTAPID consistent with our expectations, and may impact our ability to achieve and maintain profitability or maintain cash-flow-positive operations. Prescriptions for and sales of MYALEPT in Brazil may also be negatively affected.  We do not yet know the full extent of the impact that the approval of PCSK9 inhibitor products in the U.S., or the approval of evolocumab in Brazil in April 2016, will have on our named patient sales of lomitapide in Brazil or any other country. We also do not know whether we will be permitted to sell metreleptin on a named patient basis in any countries besides Brazil and Argentina. In certain countries, we may decide not to pursue named patient sales even if permitted to do so.  Further, we expect that the anticipated withdrawal of lomitapide in the EU will impact our ability to continue to make named patient sales in markets that require EU approval as a prerequisite to named patent sales.  Even if named patient sales or their equivalent sales are permitted in a certain country, and we elect to make lomitapide or metreleptin available on such basis in such country, there is no guarantee that physicians in such country will prescribe the product, and that patients will be willing to start therapy, or that the country will agree to pay for the product at all or at a level that is acceptable to us or, after access is granted, will continue to pay for the product at the levels initially approved, without delay or imposing other hurdles on payment, or at all, particularly in Brazil, in light of the recent approval of a PCSK9 inhibitor by the local Brazilian regulatory authority, ongoing state and federal government investigations, a decision by the Brazilian pharmaceutical industry association that we violated its Code of Conduct, and recent coverage by Brazilian media. There is no guarantee that we will generate sales or substantial revenue from such sales.

If named patient sales do not meet our expectations in key named patient sales markets, particularly Brazil, we may not be able to meet our expectations with respect to sales of lomitapide and metreleptin or revenues from such sales, maintain cash flow positive operations, or meet our expectations with respect to profitability in the time periods we anticipate or at all. There are also countries where we choose to make lomitapide and metreleptin available under an expanded access program at no cost prior to approval in such country. This program may result in significant expenses, and could impact our financial results.

We depend on single third-party manufacturers to produce our drug substance and drug product for each of our products. This may increase the risk that we will not have sufficient quantities of our products or will not be able to obtain such quantities at an acceptable cost, which could negatively impact commercialization of our products or delay, prevent or impair our clinical development programs.

We currently have no manufacturing facilities and limited personnel with manufacturing experience. We rely on contract manufacturers to produce drug substance and drug product for commercial supplies and for our clinical trials.

We have long-term supply agreements with our lomitapide drug product and drug substance manufacturers. We also have supply agreements with our metreleptin drug substance and drug product manufacturers, which were assigned to us in connection with the acquisition of metreleptin in January 2015. We do not have agreements in place for redundant supply or a second source for drug substance or drug product for either of our products. Any termination or non-renewal of our agreements with our contract manufacturers, including by reason of merger and acquisition activities, performance failure, bankruptcy filing, plant closing or strategic shift in their business could impact availability of lomitapide or metreleptin for commercial sale in any country where such product is approved for commercial sale or sold on a named patient basis, or may delay further clinical development or marketing approval of such product in additional countries. If for some reason our contract manufacturers cannot or will not perform as agreed, we may be required to replace such manufacturer. If we are unable to maintain arrangements for third-party manufacturing, or are unable to do so on commercially reasonable terms, or are unable to obtain timely regulatory approvals in connection with our contract manufacturers, we may not be able to successfully commercialize our products or complete development of our products. Although we believe there are a number of third-party manufacturers that could manufacture the clinical and commercial supply of drug substance or drug product for our products, we may incur significant added costs and substantial delays in identifying and qualifying any such replacements, and in obtaining regulatory approval to use such manufacturer in the manufacture of our products. Furthermore, although we generally do not begin a clinical trial unless we have a sufficient supply of a product candidate for the trial, any significant delay in the supply of a product candidate for an ongoing trial due to the need to replace a third-party manufacturer could delay completion of the trial. If for any reason we are unable to obtain adequate supplies of lomitapide, metreleptin or any other product candidate that we develop or acquire, or the drug substances used to manufacture it, it will be more difficult for us to compete effectively, generate revenue, meet our expectations for financial performance and further develop our products. In addition, if we are unable to assure a sufficient quantity of the drug for patients with rare diseases or conditions, we may lose any orphan drug exclusivity to which the product otherwise would be entitled.

We have limited experience manufacturing commercial supplies of lomitapide, and only became responsible for the manufacture of metreleptin in January 2015. We rely on our contract manufacturers to utilize processes that consistently produce drug substance and drug product to their required specifications, including those imposed by the FDA, the EMA and other regulatory authorities, as applicable. There can be no assurance that our contractors will consistently be able to produce commercial supplies of drug substance or drug product meeting the approved specifications. A number of factors could cause production interruptions at the facilities of our contract manufacturers, including equipment malfunctions, facility contamination, labor problems, raw material shortages or contamination, natural disasters, disruption in utility services, terrorist activities, human error or disruptions in the operations of our suppliers. We have experienced failures by our third-party manufacturers to produce product that meets our specifications in the past, and any future failure by our third-party manufacturers to produce product that meets specifications could lead to a shortage of lomitapide or metreleptin.

The manufacture of biologic pharmaceuticals, such as metreleptin, is more difficult and more risky than the manufacture of small molecule pharmaceuticals, such as lomitapide. Biologics are produced in living systems and are inherently complex due to naturally-occurring molecular variations. Highly specialized knowledge and extensive process and product characterization are required to transform laboratory-scale processes into reproducible commercial manufacturing processes. The process of manufacturing biologics is highly susceptible to product loss due to contamination, oxidation, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in metreleptin or the facilities of our contract manufacturer, we may need to cease manufacturing for an extended period of time to investigate and remediate the contaminant. A contamination, recall, raw material shortage, or other supply disruption could adversely impact or disrupt commercial manufacturing of metreleptin or could result in a withdrawal of metreleptin from the market. This, in turn, could adversely affect our ability to satisfy demand for metreleptin, which could materially and adversely affect our operating results and expectations for financial performance.

The FDA, the EMA and other regulatory authorities require that product candidates and drug products be manufactured according to current good manufacturing practice (“cGMP”). Any failure by our third-party manufacturers to comply with cGMP could lead to a shortage of our products. In addition, such failure could be the basis for action by the FDA, the EMA or regulatory authorities in other territories or countries to withdraw approvals previously granted to us and for other regulatory action, including seizure, injunction or other civil or criminal penalties. We are aware, for example, that the manufacturer of metreleptin drug product has issued numerous recalls, including at the site that manufactures metreleptin, in each case for the manufacture of products other than metreleptin, but which could impact the manufacturer’s operations with respect to all products at the affected sites. The failure by our third-party manufacturers to respond adequately to any concerns raised by the FDA could lead to plant shutdown or the withholding of product approval by the FDA in additional indications, or by foreign regulators in any indication. Certain countries may impose additional requirements on the manufacturing of drug products or drug substance, and on our third-party manufacturers, as part of the regulatory approval process for our products in such countries. The failure by us or our third-party manufacturers to satisfy such requirements could impact our ability to obtain or maintain approval of our products in such countries.

We may face resistance from certain private, government and other third-party payers and from healthcare professionals and patients given the prices we charge for lomitapide and metreleptin. We may not be able to achieve our revenue goals or achieve profitability or maintain cash-flow positive operations from the lomitapide or metreleptin businesses in the time periods we expect, or at all, if reimbursement for these products is limited or delayed.

Market acceptance and sales of lomitapide and metreleptin will continue to depend on insurance coverage and reimbursement policies, and may be affected by healthcare reform measures. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment and predictability. Government authorities and these third-party payers have attempted to control costs by limiting coverage and limiting the amount of reimbursement for particular medications.

Given that HoFH and GL are rare diseases with small patient populations, we have set prices for JUXTAPID and MYALEPT in the U.S. that are significantly higher than that of most pharmaceuticals in order to generate enough revenue to fund our operating costs and become profitable. We also expect to increase the price of lomitapide and metreleptin from time to time in the future. We believe our pricing for our products in the U.S. is consistent with the level of pricing for other ultra-orphan drugs that treat diseases with comparable prevalence rates. The majority of payers in the U.S. are providing coverage for our products. With some exceptions, most payers in the U.S. have not required genotyping to determine a diagnosis of HoFH for JUXTAPID reimbursement purposes.  Many payers in the U.S. have imposed requirements, conditions or limitations as conditions to coverage and reimbursement for JUXTAPID as a result of commercial availability of PCSK9 inhibitor products, which often includes a requirement that HoFH patients have not achieved an adequate LDL-C response on PCSK9 inhibitor products before access to lomitapide is approved.  For patients currently taking JUXTAPID, at least two U.S. pharmacy benefit managers (“PBM”) are using a prior authorization to try to influence a switch of the current JUXTAPID patients to the less expensive PCSK9 inhibitor product, and additional PBMs and payers may follow this practice.  We acquired the rights to metreleptin in January 2015, and, as a result, have some early experience as to coverage and reimbursement issues with MYALEPT in the U.S. During the payer review process, some U.S. payers are requiring additional information such as a leptin level test for the patient which may delay or otherwise impact reimbursement. The cost of JUXTAPID and MYALEPT in the U.S. may result in co-pay amounts for some patients that are prohibitive, and prevent these patients from being able to commence therapy on JUXTAPID or MYALEPT, respectively. We support an independent 501(c)(3) patient foundation in the U.S. that assists, through separate foundations for each disease, HoFH and lipodystrophy patients determined solely by the foundation to be eligible with certain co-payments or co-insurance requirements for their drug therapies, which may include lomitapide or metreleptin. We also support an independent 501(c)(3) patient foundation in the U.S. that assists FH patients determined solely by the foundation to be eligible with certain co-payments or co-insurance requirements for their drug therapies, which may include lomitapide. We do not have control or input into the decisions of these foundations. In January 2015, we commenced a direct co-pay assistance program that provides support to eligible commercial patients for certain drug co-pays and co-insurance obligations for lomitapide. We also provide support to eligible commercial patients for certain drug co-pays and co-insurance obligations for MYALEPT treatment. Our support of any 501(c)(3) foundation and our own co-pay assistance programs could result in significant costs to us, and reduce our net product sales.

In Mexico, Canada, and certain other countries outside the U.S. where lomitapide is or may be approved, we are seeking or expect to seek a price that, like the U.S. price, is at a level that is significantly higher than that of most pharmaceuticals, and which reflects the rare nature of HoFH. There is no assurance that government agencies in such countries that are responsible for reimbursement of healthcare costs or other third-party payers in such countries will agree to provide coverage for lomitapide at the prices we propose, or at all. In many countries outside the U.S., the proposed pricing for a drug must be approved by governmental authorities before it may be lawfully sold. The requirements governing drug pricing vary widely from country to country. The EU Member States and such other countries are free to restrict the range of medicinal products for which the national health insurance systems provide reimbursement, and to control the prices and/or reimbursement levels of medicinal products for human use. Such countries may approve a specific price or level of reimbursement for the medicinal product, or alternatively adopt a system of direct or indirect controls on the profitability of the company responsible for placing the medicinal product on the market, including volume-based arrangements, payment or patient caps, reference pricing mechanisms, and the use of other therapies prior to the use of a medicinal product. For example, in March 2015, as part of negotiating a price agreement for lomitapide in Italy with the Italian Medicines Agency (“AIFA”), we, among other things, agreed to an annual payment cap for the first twelve months after the final publication of the agreement, which we would need to re-negotiate in order to increase the cap. We submitted a dossier to AIFA in March 2016 for purposes of negotiating the future cap, but we expect to cease negotiations due to our announcement of our intention to withdraw lomitapide from the EU by the end of 2016. In July 2016, because the pharmaceutical expenses in Italy in 2015 exceeded the planned budged, AIFA has requested that pharmaceutical companies, including the Company, refund part of their sales to manage this over-expenditure.  Thus, LOJUXTA 2015 revenues in Italy are subject to a 20% rebate. We have also agreed to an annual payment cap and certain other pricing terms as part of obtaining approval of lomitapide from the Ministry of Health of the Netherlands in November 2015.  We expect other countries will seek price and patient number caps. In some countries outside the U.S., we have faced, and will continue to face significant delays or impediments to obtaining reimbursement due to lengthy pricing negotiations with governmental authorities or the decisions of pricing authorities or authorities that indirectly impact pricing or reimbursement. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies, which may not be possible for us to do.

In July 2016, we announced our intent to withdraw lomitapide from the EU and certain other global markets. We plan to continue to seek pricing and reimbursement approvals for lomitapide in Mexico, Canada, and a small number of other markets. There is no assurance that we will receive such approvals or, if we do, that the price and terms will be acceptable to us.  For example, in July 2015, the GHC declined our request to include lomitapide in Mexico’s basic formulary, which is required in order to obtain reimbursement approval in Mexico. We filed an appeal of this decision in May 2016 and expect a response in the third quarter of 2016. If we are not successful in obtaining GHC’s approval to include lomitapide in the formulary after our planned appeal, we may not be able to obtain reimbursement for lomitapide in Mexico and/or may withdraw lomitapide from the Mexican market.  In July 2015, we received a notice of rejection to list JUXTAPID on the Ontario Public Drug Programs (OPDP) Formulary by the Committee to Evaluate Drugs (CED). If we are not successful in obtaining CED’s approval to include lomitapide in the OPDP Formulary after our second submission, we may not be able to obtain reimbursement for lomitapide in Ontario, which may impact our ability to be profitable in Canada. In June 2015, Taiwan’s PBRS, which is responsible for assessing the suitability of a pharmaceutical product for Taiwan’s National Health Insurance system, voted not to recommend our dossier for lomitapide for reimbursement in Taiwan, which aligned with a previous decision by Taiwan’s Expert Review Committee of the NHIA. We filed an appeal of this decision in October 2015, in which we requested an opportunity to present to the Expert Review Committee, and in March 2016, the Expert Review Committee decided again not to recommend our dossier for lomitapide for reimbursement in Taiwan. In the second quarter of 2016, we submitted an updated dossier with new reimbursement criteria for review by the Expert Review Committee and, eventually, by PBRS later in 2016. If we are not successful in obtaining a recommendation for the reimbursement of lomitapide, we may not be able to obtain a reimbursement level for lomitapide in Taiwan that is acceptable to us, and may decide it makes business sense to withdraw lomitapide from Taiwan.

Outside the U.S., the continuing effects of the debt crisis and the macroeconomic climate, or local regulations or practices, may adversely affect our ability to set and charge a sufficiently high price to generate adequate revenue in those markets. The price of lomitapide, or metreleptin if approved, in one country may adversely affect the price in other countries. We may elect not to launch our products in any country where it does not make commercial sense to do so given the approved price or other conditions. In addition, while we do not expect to obtain approval of our products outside of rare disease indications, in the future if we were to obtain such approval for new indications with a higher prevalence rate than our existing indications, it may be more difficult for us to obtain or maintain our current price levels and targets for lomitapide and metreleptin. For example, due to the broader indication for MYALEPT in Japan, MYALEPT is sold by Shionogi in Japan at a price significantly lower than the U.S. price.

Even if we are successful in obtaining pricing and reimbursement approval for lomitapide in a country, such countries may impose onerous conditions on reimbursement, which may include genotyping or the use of other therapies, such as apheresis, prior to the use of lomitapide.

In addition, outside the U.S., products that have orphan designation may be exempted or waived from having to provide certain clinical, cost-effectiveness and other economic data in connection with their filings for pricing/reimbursement approval or filings for therapeutic reviews which impact pricing and reimbursement approvals or negotiations. In the EU, LOJUXTA was not granted orphan designation by the EMA for treatment of HoFH and has therefore not been eligible for the benefits related to orphan designation.  We may not be able to provide all of the data required to obtain pricing/reimbursement approvals in certain countries outside the U.S. where we seek to commercialize lomitapide, if approved, or we may not satisfactorily meet the technical or substantive requirements of such submissions or receive ratings from pricing or other regulatory authorities commensurate with our expectations or that would support the price levels we want for our products, which could result in delays of pricing/reimbursement approvals for lomitapide, lomitapide not obtaining pricing/reimbursement approval at all, or lomitapide obtaining approvals at less than acceptable levels or with significant restrictions on use or reimbursement. We may also face pricing and reimbursement pressure in the U.S. and other countries as a result of prices charged for competitive products or therapies.

We are making lomitapide and metreleptin available, or plan to do so, in countries that allow use of a drug, on a named patient basis or under a compassionate use or other type of so-called expanded access program, before marketing approval has been obtained in such countries. We obtain reimbursement for lomitapide for authorized pre-approval uses in some of these countries to the extent permitted by applicable law and local regulatory authorities, and are seeking, or plan to seek, reimbursement of metreleptin in the treatment of complications of GL in certain of these countries in 2016. For example, in June 2016, we shipped two group orders for the sale of lomitapide and metreleptin in Brazil.  In other countries or under certain circumstances, we are providing our products free of charge for permitted pre-approval uses. We do not yet know the impact that the availability in the U.S. of PCSK9 inhibitor products, or the approval of evolocumab in April 2016 in Brazil, will have on our named patient sales in Brazil and in other countries where we currently sell lomitapide on a named patient sales basis. There is no assurance that we will be able to obtain reimbursement at all or at acceptable levels or to maintain reimbursement for our products in any country under an expanded access program. In certain countries where we seek reimbursement for the product during the pre-approval phase, we are able to establish the price for the product, while in other countries we need to negotiate the price. Such negotiations may not result in a price acceptable to us, in which case we may elect not to distribute our products in such country prior to approval or we may curtail distribution. In addition, in certain countries such as Brazil, the price we are able to charge for named patient sales prior to approval may be higher than the price that is approved by governmental authorities after approval. Further, we expect that the anticipated withdrawal of lomitapide in the EU will impact our ability to continue to make named patient sales in markets that require EU approval as a prerequisite to named patent sales.

If we fail to successfully secure and maintain reimbursement coverage for our products at levels that are acceptable to us or are significantly delayed in doing so or if onerous conditions are imposed by private payers, government authorities or other third-party payers on such reimbursement, we will have difficulty achieving or maintaining market acceptance of our products and our business and ability to achieve our financial expectations will be harmed.

The amount of reimbursement for JUXTAPID and MYALEPT and the manner in which government and private payers in the U.S. may reimburse for our potential future products are uncertain.

Beginning April 1, 2013, Medicare payments for all items and services under Part A and B, including drugs and biologicals, and most payments to plans under Medicare Part D were reduced by 2% under the sequestration (i.e., automatic spending reductions) required by the Budget Control Act of 2011 (“BCA”) as amended by the American Taxpayer Relief Act of 2012. The BCA requires sequestration for most federal programs, excluding Medicaid, Social Security, and certain other programs. The BCA caps the cuts to Medicare payments for items and services and payments to Part D plans at 2%. Subsequent legislation extended the 2% reduction, on average, to 2025. As long as these cuts remain in effect, they could adversely impact payment for JUXTAPID or MYALEPT. Payers also are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price (“ASP”), average manufacturer price (“AMP”) or actual acquisition cost (“AAC”). The existing data for reimbursement based on these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates. The Centers for Medicare &

Medicaid Services (“CMS”) surveys and publishes retail community pharmacy acquisition cost information in the form of National Average Drug Acquisition Cost, or NADAC, files to provide state Medicaid agencies with a basis of comparison for their own reimbursement and pricing methodologies and rates. It is difficult to project the impact of these evolving reimbursement mechanics on the willingness of providers to furnish JUXTAPID or MYALEPT, and the prices we can command for them and other products we may market. Legislative changes to the Public Health Service Section 340B drug pricing program (the “340B program”), the Medicaid Drug Rebate Program, and the Medicare Part D prescription drug benefit also could impact our revenues. If reimbursement is not available or available only to limited levels or if the mix of patients for our products is more heavily weighted to patients reimbursed under government programs, we may not be able to generate sufficient revenue to meet our operating costs or to achieve our revenue and profitability goals and to achieve and maintain positive cash flow in the timeframe that we expect, or at all. Price reductions and other discounts we offer or may offer for our products, and significant price increases, such as the price increase for MYALEPT in February 2015, typically result in increasing the rebates we are required to pay under the Medicaid Drug Rebate Program or state Medicaid supplemental rebate programs and discounts we are required to offer under the 340B program. For example, given the significantly higher launch price of MYALEPT set by us in the first quarter of 2015 compared to Astra Zeneca’s original launch price, we have paid and expect to continue to pay significant Medicaid rebates for MYALEPT which will offset the majority of revenue from Medicaid and negatively impact net product sales in future quarters.  The degree of such impact on our overall financial performance will depend on the percentage of MYALEPT patients that have Medicaid as their primary insurance coverage and the quantity of units ordered per patient.

The FDA, the EU Member States and other regulatory agencies outside the U.S. and the EU actively enforce laws and regulations prohibiting the promotion of off-label uses. We are currently the subject of a DOJ investigation regarding our marketing and selling of JUXTAPID in the U.S.  Enforcement actions by these agencies can result in significant liability.

The FDA, the competent authorities of the EU Member States and other regulatory agencies outside the U.S. and the EU strictly regulate the promotional claims that may be made about prescription drug products. In particular, a drug product may not be promoted in a jurisdiction prior to approval or for uses that are not approved by the FDA, the EC, the competent authorities of the EU Member States or such other regulatory agencies, as applicable, as reflected in the product’s approved prescribing information or SmPC. In the U.S., promotion of drug products for unapproved (or off-label) uses may result in enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA.

Promotion of drug products for off-label uses in the U.S. can also result in false claims litigation under federal and state statutes, which can lead to consent decrees, civil money penalties, restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. As noted above, we have been the subject of certain investigations by the DOJ and the SEC, for which we have recently reached preliminary agreements in principle. The preliminary agreement in principle we have reached with the DOJ contemplates that we will enter into a corporate integrity agreement, FDA consent decree and deferred prosecution agreement, each of which will be costly to negotiate and may require us to expend significant costs and resources to implement and maintain compliance.  In addition, we may see new governmental investigations of or actions against us citing additional theories of recovery. We may also be subject to regulatory and/or enforcement action by federal agencies, private insurers and states’ attorneys general. See the section entitled “Legal Proceedings” for further information regarding ongoing investigations, including the preliminary agreements in principle we have reached with the SEC and the DOJ, and other legal proceedings.

The agreements in principle with the DOJ and SEC and other comparable outcomes of ongoing and future investigations and litigation have and would further adversely affect our reputation, and have a material adverse effect on our business, financial condition, results of operations, and stock price, and divert the attention of our management from operating our business and may be disruptive, to our employees, possibly resulting in further employee attrition. In addition, the existence of the investigations and related activities has impacted, and may continue to impact, the willingness of some physicians prescribe JUXTAPID and/or MYALEPT.

Our relationships with customers and payers in the U.S. will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, and reputational harm and could diminish future earnings and prevent us from achieving our forecasted financial results.

Healthcare providers and others play an important role in the recommendation and prescription of our products. Our arrangements with third-party payers and customers in the U.S. expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Restrictions under applicable federal and state healthcare laws and regulations in the U.S. include the following:

•                  The federal healthcare Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, paying, or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward the purchasing, leasing, ordering, or arranging or recommending for the purchase, lease or order of any healthcare item or service, for which payment may be made, in whole or in part, by federal healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to, among others, arrangements between pharmaceutical companies, on the one hand, and prescribers, purchasers, formulary managers and organizations that provide financial assistance to patients, on the other. Further, the Patient Protection and Affordable Care Act, amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Act”), among other things, clarified that liability may be established under the federal Anti-Kickback Law without proving actual knowledge of this statute or specific intent to violate it. In addition, the Healthcare Reform Act amended the Social Security Act to provide that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common manufacturer business arrangements and activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration may be subject to scrutiny if they do not qualify for an exemption or safe harbor. We intend to comply with the exemptions and safe harbors whenever possible, but our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability, and may be subject to scrutiny.

•                  The federal civil False Claims Act prohibits any person from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Many pharmaceutical and other healthcare companies have been investigated and have reached substantial financial settlements with the federal government under the federal Anti-Kickback Statute and the civil False Claims Act for a variety of alleged marketing activities, including providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees, grants, free travel, and other benefits to physicians to induce them to prescribe the company’s products; and inflating prices reported to private price publication services, which are used to set drug payment rates under government healthcare programs. Companies have been prosecuted for causing false claims to be submitted because of the marketing of their products for unapproved uses. Pharmaceutical and other healthcare companies have also been prosecuted on other legal theories of Medicare and Medicaid fraud.

•                  The federal criminal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact, making any materially false, fictitious, or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.  There are also criminal penalties, including imprisonment and criminal fines, for making or presenting a false, fictitious or fraudulent claim to the federal government. Conviction under any of the aforementioned federal criminal statutes requires mandatory exclusion from participation in federal healthcare programs.

•                  The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain pharmaceutical manufacturers to engage in extensive tracking of payments and other transfers of value to physicians and teaching hospitals and to submit data to CMS, which will then make all of this data publicly available on the CMS website. Pharmaceutical manufacturers, such as us, with products for which payment is available under Medicare, Medicaid, or the State Children’s Health Insurance Program are required to track reportable payments and transfers of value during each calendar year and must submit a report on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year. Failure to comply with the reporting obligations may result in civil monetary penalties.

•                  Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by Medicaid or other state programs or, in several states, apply regardless of the payer. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to certain healthcare providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain healthcare providers.  In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.  Efforts to ensure that our business arrangements with third parties will continue to comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including activities conducted by our sales team, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

We are also subject to laws and regulations covering data privacy and the protection of health-related and other personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues which may affect our business, including recently enacted laws in many jurisdictions where we operate. Numerous U.S. federal and state laws and regulations, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, govern the collection, use, disclosure and protection of personal information. Failure to comply with laws and regulations covering data privacy and the protection of health-related and other personal information could result in government enforcement actions, which could include civil or criminal penalties, private litigation and/or adverse publicity and could negatively affect our operating results and business.  In addition, we obtain patient health information from most healthcare providers who prescribe our products and research institutions we collaborate with, and they are subject to privacy and security requirements under HIPAA. Although we are not directly subject to HIPAA other than with respect to providing certain employee benefits, we could potentially be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

In late 2013, we received a subpoena from the Department of Justice, represented by the U.S. Attorney’s Office in Boston, requesting documents regarding our marketing and sale of JUXTAPID in the U.S., as well as disclosures related to the same.  See the section entitled “Legal Proceedings” for further information regarding ongoing investigations, including the preliminary agreements in principle we have reached with the SEC and the DOJ, and other legal proceedings.

We could become subject to other government investigations and related subpoenas. Subpoenas are often associated with previously filed qui tam actions, or lawsuits filed under seal under the federal civil False Claims Act. Qui tam actions are brought by private plaintiffs suing on behalf of the federal government for alleged federal civil False Claims Act violations.  The time and expense associated with responding to subpoenas, and any related qui tam or other actions, may be extensive, and we cannot predict the results of our review of the responsive documents and underlying facts or the results of such actions. Any investigation, including the investigation described above, if resolved adversely to us, including by settlement, could result in civil and/or criminal sanctions being levied against us, including significant fines, sanctions, and other negative consequences that will have a material adverse effect on our business, financial condition, results of operations and/or cash flows. Even if we can resolve such a matter without incurring significant penalties, responding to subpoenas is costly and time-consuming. Moreover, responding to any additional government investigations, defending any claims raised, and any resulting fines, restitution, damages and penalties, settlement payments and administrative actions, as well as any related actions brought by stockholders or other third parties, could have further material adverse impacts beyond those attributable to the DOJ and SEC investigations described above, including on our reputation, our business, financial condition, results of operations, and stock price.  These investigations have diverted, and may continue to divert, the attention of our management from operating our business, and have been disruptive, and may continue to be disruptive, to our employees, possibly resulting in employee attrition. In addition, the existence of the investigations described above and related activities have impacted, and may continue to impact, the willingness of some physicians to prescribe JUXTAPID and/or MYALEPT.

The number and complexity of both federal and state laws continues to increase, and additional governmental resources are being added to enforce these laws and to prosecute companies and individuals who are believed to be violating them. In particular, the Healthcare Reform Act includes a number of provisions aimed at strengthening the government’s ability to pursue anti-kickback and false claims cases against pharmaceutical manufacturers and other healthcare entities, including substantially increased funding for healthcare fraud enforcement activities, enhanced investigative powers, and amendments to the False Claims Act that make it easier for the government and whistleblowers to pursue cases for alleged kickback and false claim violations. While it is too early to predict what effect these changes will have on our business, we anticipate that government scrutiny of pharmaceutical sales and marketing practices will continue for the foreseeable future and subject us to the risk of government investigations and enforcement actions. For example, federal enforcement agencies recently have shown interest in pharmaceutical companies’ product and patient assistance programs, including manufacturer reimbursement support services and relationships with specialty pharmacies. Some of these investigations have resulted in significant civil and criminal settlements.  Responding to a government investigation or enforcement action would be expensive and time-consuming, and could have a material adverse effect on our business and financial condition and growth prospects.

Enacted and future legislation and related implementing regulations may increase the difficulty and cost for us to commercialize lomitapide, metreleptin or any other product candidate for which we obtain marketing approval, and may affect the prices we are able to obtain for lomitapide.

In the U.S., there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that restrict or regulate post-approval activities, and may affect our ability to profitably sell JUXTAPID, MYALEPT or any other product candidate for which we obtain marketing approval. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes for JUXTAPID or MYALEPT may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may subject us to more stringent product labeling and post-marketing testing and other requirements.

In the U.S., most outpatient prescription drugs, including JUXTAPID and MYALEPT, may be covered under Medicare Part D. Medicare Part D prescription drug plans are authorized to use formularies where they can limit the number of drugs that will be covered in any therapeutic class and/or impose differential cost sharing or other utilization management techniques. This places pressure on us to contain and reduce costs. Changes to Medicare Part D that give plans more freedom to limit coverage or manage utilization, and/or other cost reduction initiatives in the program could decrease the coverage and price that we receive for any approved products, and could seriously harm our business.

In March 2010, President Obama signed into law the Healthcare Reform Act, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Healthcare Reform Act made significant changes to the Medicaid Drug Rebate program, including changes to the definition of AMP, and contains a number of provisions that are expected to impact our business and operations. Changes that may affect our business in the U.S. include those governing expanded enrollment in federal and private healthcare programs, changes to Medicare Part D, increased rebates and taxes on pharmaceutical products, expansion of the 340B program, and revised fraud and abuse and enforcement requirements.

Additional provisions of the Healthcare Reform Act, some of which have already taken effect, may negatively affect our future revenues. For example, the Healthcare Reform Act requires pharmaceutical manufacturers of branded prescription drugs to pay a branded prescription drug fee to the federal government. Each individual pharmaceutical manufacturer pays a prorated share of the branded prescription drug fee of $3.0 billion in 2016, based on the dollar value of its branded prescription drug sales to certain federal programs identified in the law. Sales of “orphan drugs” are excluded from this fee.  “Orphan drugs” are specifically defined for purposes of the fee.  For each indication approved by the FDA for the drug, such indication must have been designated as orphan by the FDA under section 526 of the FDCA, an orphan drug tax credit under section 45C of the Internal Revenue Code must have been claimed with respect to such indication, and such tax credit must not have been disallowed by the Internal Revenue Service. Finally, the FDA must not have approved the drug for any indication other than an orphan indication for which a section 45C orphan drug tax credit was claimed (and not disallowed).   As part of the Healthcare Reform Act’s provisions closing a coverage gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), manufacturers are required to provide a 50% discount on branded prescription drugs dispensed to beneficiaries within this donut hole. The Healthcare Reform Act also made changes to the Medicaid Drug Rebate Program, including revising the definition of AMP and increasing the minimum rebate from 15.1% to 23.1% of the AMP for most innovator products, and from 11% to 13% for non-innovator products. The increased minimum rebate of 23.1% applies to JUXTAPID and MYALEPT. We do not know the full effects that the Health Care Reform Act will have on our sales of JUXTAPID or MYALEPT, our business and operations, but the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

On January 21, 2016, CMS issued final regulations to implement the changes to the Medicaid Drug Rebate program under the Health Reform Laws.  These regulations became effective on April 1, 2016.  We do not believe these regulations will have a material impact on our business and operations.  In addition, in the future, Congress could enact legislation that further increases Medicaid drug rebates or other costs and charges associated with participating in the Medicaid Drug Rebate program. The issuance of regulations and coverage expansion by various governmental agencies relating to the Medicaid Drug Rebate program has and will continue to increase our costs and the complexity of compliance, has been and will be time-consuming, and could have a material adverse effect on our results of operations.

Federal law requires that any company that participates in the Medicaid Drug Rebate program also participate in the 340B program in order for federal funds to be available for the manufacturer’s drugs under Medicaid and Medicare Part B. The 340B program requires participating manufacturers to agree to charge statutorily-defined covered entities no more than the 340B “ceiling price” for the manufacturer’s covered outpatient drugs. The Healthcare Reform Act expanded the 340B program to include additional entity types: certain free-standing cancer hospitals, critical access hospitals, rural referral centers and sole community hospitals, each as defined by the Healthcare Reform Act. The Healthcare Reform Act exempts “orphan drugs”—those designated under section 526 of the Federal Food, Drug, and Cosmetic Act (“FDCA”), such as JUXTAPID and MYALEPT—from the ceiling price requirements for these newly-eligible entities.

The Healthcare Reform Act also obligates the Health Resources and Services Administration (“HRSA”), the agency which administers the 340B program, to create regulations and processes to improve the integrity of the 340B program and to update the agreement that manufacturers must sign to participate in the 340B program to obligate a manufacturer to offer the 340B price to covered entities if the manufacturer makes the drug product available to any other purchaser at any price and to report the ceiling prices for its drugs to the government. HRSA recently issued a proposed regulation regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities, as well as proposed omnibus guidance that addresses many aspects of the 340B program, including a proposed expansion of manufacturer recordkeeping requirements and 340B ceiling price restatement and refund obligations.  HRSA is currently expected to issue additional proposed regulations in 2016.   Any final regulations and guidance could affect our obligations under the 340B program in ways we cannot anticipate.  Further, legislation may be introduced that, if passed, would further expand the 340B program to additional covered entities or would require participating manufacturers to agree to provide 340B discounted pricing on drugs used in the inpatient setting.

Countries outside the U.S. may make changes to their healthcare systems which may in the future affect the revenues we generate from sales of lomitapide and, if approved outside of the U.S., metreleptin and other product candidates for which we obtain approval.

We face extensive regulatory requirements, and may still face future development and regulatory difficulties.

Even after marketing approval, a regulatory authority may still impose significant restrictions on a product’s indications, conditions for use, distribution or marketing or impose ongoing requirements for post-marketing surveillance, post-approval studies or clinical trials. JUXTAPID is available in the U.S. only through the JUXTAPID REMS Program. We must certify all healthcare providers who prescribe JUXTAPID and the pharmacies that dispense the medicine. The FDA has also required that we periodically assess the effectiveness of the JUXTAPID REMS Program. The FDA itself assesses on a periodic basis whether a REMS program is meeting its goals and whether the goals or elements of the plan should be modified.  In June 2015, we received a letter from the FDA expressing concern that the JUXTAPID REMS Program is not meeting its goals of educating healthcare professionals about the risks of hepatotoxicity and the need to periodically conduct liver tests to monitor patients during treatment with JUXTAPID as set forth in the product label. The letter also expressed concern about the difficulty in assessing whether the goal of restricting access to JUXTAPID to patients with a clinical or laboratory diagnosis consistent with HoFH was being met. In response to the FDA’s concerns, we proposed to the FDA modifications to the JUXTAPID REMS Program to improve prescriber awareness of the risk of hepatotoxicity associated with JUXTAPID and the need to monitor patients during treatment, and to reinforce the approved indication and the characteristics of HoFH. On March 11, 2016, we received from the FDA an additional letter describing certain modifications the FDA considers necessary to the JUXTAPID REMS Program and the labeling for JUXTAPID. In response to the FDA’s proposed modifications to the labeling for JUXTAPID, on April 8, 2016, we submitted a prior approval labeling supplement to the FDA addressing certain of the FDA’s proposed modifications, including an instruction that patients cease therapy upon the occurrence of severe diarrhea.  The labeling changes were approved by the FDA on May 23, 2016.  We submitted our response to the FDA’s proposal regarding modifications to the JUXTAPID REMS Program in a prior approval supplement on July 7, 2016, and the FDA has informed us that it expects to respond by January 3, 2017.  The FDA’s proposed modifications to the JUXTAPID REMS Program include the recertification of physicians, the requirement that patients sign a patient-prescriber acknowledgment form as a pre-condition to JUXTAPID being dispensed to patients, enhancements to the JUXTAPID prescription authorization form to capture liver monitoring as directed by the JUXTAPID labeling, and other proposed modifications.  Such modifications to the JUXTAPID REMS Program, which we expect to be made, and the labeling modifications may negatively affect the ability or willingness of a healthcare professional to prescribe JUXTAPID, a patient to be willing to initiate or continue on therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID, in which case we will have difficulty achieving or maintaining market acceptance of JUXTAPID, and our business and ability to achieve our financial expectations will be harmed. The outcome of the investigations of the SEC and DOJ may also have an effect on the FDA’s requirements for the JUXTAPID REMS Program.

In the EU and in the other countries outside the U.S. in which lomitapide is approved, we have adopted risk management plans to help educate physicians on the safety information for lomitapide and appropriate precautions to be followed by healthcare professionals and patients.

MYALEPT is also available only through the MYALEPT REMS Program, due to potential for development of anti-metreleptin antibodies and the associated risks of serious adverse sequelae (such as severe infections, excessive weight gain, glucose intolerance, diabetes mellitus) and risk of lymphoma. As a part of this program, we must certify all healthcare providers who prescribe MYALEPT, certify the pharmacies that dispense the medicine, and obtain prescriber attestation that each patient has a diagnosis consistent with GL. We are responsible for maintaining, monitoring and evaluating the implementation of the MYALEPT REMS Program.

Regulatory authorities have significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information, and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug or biologic. For example, in July 2015, the FDA notified us that they considered postmarketing reports of anaphylaxis to be new safety information, and requested that we add it to the prescribing information for MYALEPT; we complied with that request.  Part of our post-marketing commitment to the FDA and EMA with respect to lomitapide is to conduct an observational cohort study, which we have initiated, to generate more data on the long-term safety profile of lomitapide in the treatment of patients with HoFH, the patterns of use and compliance and the long-term effectiveness of controlling LDL-C levels. The EMA has also required that we conduct a vascular imaging study to determine the impact of lomitapide on vascular endpoints, which has been initiated. Enrollment in the vascular imaging study has proven to be challenging due to the design of the study. If we withdraw LOJUXTA from the EU markets, we will no longer be required to satisfy post-marketing commitments to the EMA with respect to lomitapide.  However, as part of the post-marketing commitments to the FDA for metreleptin, we plan to initiate a long-term, prospective, observational study (product exposure registry) in patients to evaluate serious risks related to the use of the product.  The registry will attempt to enroll at least 100 new patients treated with metreleptin.  Enrollment will close after five years or after 100 new patients have been enrolled, whichever occurs first.  The registry will continue for ten years from the date of last patient’s enrollment.  We are also required to conduct programs to expand the understanding of the immunogenicity of metreleptin and to conduct certain studies related to the manufacturing of metreleptin, which we have initiated. We expect that the regulatory authorities in certain other countries outside the U.S. and EU where our products are, or may be, approved may impose post-approval obligations, including patient registries, and requirements that may in some countries be more onerous than those imposed by the FDA and EMA. Depending on the nature of these post-marketing studies, we may be required to provide our products free of charge to participants in the studies in certain countries even if we have pricing and reimbursement approval in such countries, which would negatively impact our level of revenues.

In the EU, because we were not able to provide comprehensive clinical data on the efficacy and safety of lomitapide under normal conditions of use due to the rarity of HoFH, and in light of our commitments to conduct an appropriate risk-mitigation program, LOJUXTA was approved under exceptional circumstances. This type of marketing authorization requires an annual reassessment of the risk/benefit of LOJUXTA by the CHMP. Any changes in known safety concerns for lomitapide or any unknown safety issues that may develop could cause the EC to decline to renew our market authorization for lomitapide in the EU which could affect our ability to achieve our financial goals. In July 2016, we announced that we intend to withdraw lomitapide from the EU and certain other global markets, after which we will not be subject to the requirement of such an annual reassessment.

We will also be subject to other ongoing regulatory requirements in each of the countries in which our products are approved governing the labeling, packaging, storage, advertising, distribution, promotion, recordkeeping and submission of safety, REMS, risk management program and other post-marketing information, including adverse reactions, and any changes to the approved product, product labeling, or manufacturing process. As a company with limited internal resources and expertise in these areas, we rely on third parties to facilitate our compliance with many of these extensive regulatory requirements, which often include detailed record keeping and reporting requirements.  We and the third parties we work with may not be able to fully comply with these requirements or the reports we file with regulatory authorities may result in changes to our post-marketing compliance requirements.  For example, as noted above, we expect to agree to enhancements to the JUXTAPID REMS Program as a result of the FDA’s review of the program and changes it proposed in its March 11, 2016 letter. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA, the EMA, the competent authorities of the EU Member States and other regulatory authorities for compliance with cGMP, and other regulations.

If we, or our drug substance or drug product or the manufacturing facilities for our drug substance or drug product, fail to comply with applicable regulatory requirements, including global pharmacovigilance requirements and meeting the enhanced requirements of the JUXTAPID REMS Program, once agreed upon with the FDA, a regulatory agency may:

•                  issue warning letters or untitled letters;

•                  seek an injunction or impose civil or criminal penalties or monetary fines;

•                  suspend, withdraw or alter the conditions of our marketing approval;

•                  require us to provide corrective information to healthcare practitioners;

•                  suspend any ongoing clinical trials;

•                  require us to enter into a consent decree, which is a component of our preliminary agreement in principle with the DOJ, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•                  refuse to approve pending applications or supplements to applications submitted by us;

•                  suspend or impose restrictions on operations, including costly new manufacturing requirements;

•                  seize or detain products, refuse to permit the import or export of products or request that we initiate a product recall;

•                  impose further refinements and enhanced obligations under existing risk management and other forms of post-marketing requirements and programs; or

•                  refuse to allow us to enter into supply contracts, including government contracts.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and candidate products and to generate revenue.

If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs in the U.S., we could be subject to additional reimbursement requirements, penalties, sanctions and fines which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We participate in the Medicaid Drug Rebate Program and a number of other Federal and state government pricing programs in the U.S., and we may participate in additional government pricing programs in the future. These programs are described in detail under “Business—Regulatory Matters” section of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2016, and generally require us to pay rebates or provide discounts to government payers in connection with our products, dispensed to beneficiaries of these programs. In some cases, such as with the Medicaid Drug Rebate Program, the rebates are based on pricing and rebate calculations that we report on a monthly and quarterly basis to the government agencies that administer the programs. The terms, scope and complexity of these government pricing programs change frequently. Responding to current and future changes may increase our costs and the complexity of compliance, will be time-consuming, and could have a material adverse effect on our results of operations.

Pricing and rebate calculations vary among products and programs. The calculations are complex and are often subject to interpretation by governmental or regulatory agencies and the courts. For example, the Medicaid rebate amount is computed each quarter based on our submission to the CMS of our AMP and best price for the quarter. If we become aware that our reporting for prior quarters was incorrect, or has changed as a result of recalculation of the pricing data, we will be obligated to resubmit the corrected data for a period not to exceed twelve quarters from the quarter in which the data originally were due. Such restatements and recalculations would serve to increase our costs for complying with the laws and regulations governing the Medicaid rebate program. Any corrections to our rebate calculations could result in an overage or underage in our rebate liability for past quarters, depending on the nature of the correction. Price recalculations also may affect the price that we will be required to charge certain safety net providers under the Public Health Service 340B drug discount program.

In February 2015, we significantly increased the U.S. wholesale acquisition cost per 11.3 mg vial of MYALEPT. As a result of this substantial price increase, we continue to expect a significant gross-to-net adjustment for Medicaid rebates which will offset the majority of revenue from Medicaid and negatively impact net product sales in future quarters, since Medicaid rebates directly reduce our net product sales. The degree of such impact on our overall financial performance will depend on the percentage of MYALEPT patients that have Medicaid as their primary insurance coverage and the quantity of units ordered per patient. To date, approximately 30% to 40% of patients prescribed MYALEPT were Medicaid beneficiaries. The number of patients prescribed MYALEPT in the future who are Medicaid beneficiaries could be higher than historical rates.

We are liable for errors associated with our submission of pricing data and for overcharging government payers. For example, in addition to retroactive rebates and the potential for 340B program refunds, if we are found to have knowingly submitted false AMP or best price information to the government, we may be liable for civil monetary penalties in the amount of $100,000 per item of false information. Our failure to submit monthly/quarterly AMP and best price data on a timely basis could result in a civil monetary penalty of $10,000 per day for each day the submission is late beyond the due date. In the event that CMS were to terminate our rebate agreement, no federal payments would be available under Medicaid or Medicare Part B for our products, such as JUXTAPID. In addition, if we overcharge the government in connection with our Federal Supply Schedule (“FSS”) contract or under any other government program, we will be required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against us under the federal civil False Claims Act and other laws and regulations.

In order to be eligible to have our products paid for with federal funds under the Medicaid and Medicare Part B programs and purchased by four federal agencies (noted below) and certain federal grantees, we are required to participate in the Department of Veterans Affairs (“VA”) FSS pricing program, established by Section 603 of the Veterans Health Care Act of 1992. Under this program, we are obligated to make JUXTAPID and MYALEPT available for procurement on an FSS contract and charge a price to four federal agencies—VA, Department of Defense (“DoD”), Public Health Service, and Coast Guard—that is no higher than the statutory Federal Ceiling Price (“FCP”). The FCP is based on the non-federal average manufacturer price (“Non-FAMP”), which we calculate and report to the VA on a quarterly and annual basis. If a company misstates Non-FAMPs or FCPs it must restate these figures. Pursuant to the

VHCA, knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to penalties of $100,000 for each item of false information.

FSS contracts are federal procurement contracts that include standard government terms and conditions, separate pricing for each product, and extensive disclosure and certification requirements. In addition to the four agencies described above, all other federal agencies and some non-federal entities are authorized to access FSS contracts. FSS contractors are permitted to charge FSS purchasers other than the four federal agencies “negotiated pricing” for covered drugs that is not capped by the FCP; instead, such pricing is negotiated based on a mandatory disclosure of the contractor’s commercial “most favored customer” pricing. Moreover, all items on FSS contracts are subject to a standard FSS contract clause that requires FSS contract price reductions under certain circumstances where pricing to an agreed “tracking” customer is reduced. In July 2016, we concluded negotiations with the VA, and effective August 15, 2016, we will have an FSS contract for both JUXTAPID and MYALEPT.

In addition, pursuant to regulations issued by the DoD Defense Health Agency (“DHA”) to implement Section 703 of the National Defense Authorization Act for Fiscal Year 2008, we expect that DoD will claim entitlement to rebates on covered drug prescriptions dispensed to TRICARE beneficiaries by TRICARE network retail pharmacies. The formula for determining the rebate is established in the regulations and our Section 703 Agreement and is based on the difference between annual Non-FAMP and the FCP.

If we overcharge the government in connection with VA FSS pricing program or TRICARE Retail Pharmacy Program, whether due to a misstated FCP or otherwise, we are required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against us under the False Claims Act and other laws and regulations.

Unexpected refunds to the U.S. government, and responding to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Commercialization of our products requires third-party relationships, and our dependence on these relationships may have an adverse effect on our business.

Lomitapide, our first marketed product, was launched in 2013. We acquired metreleptin in January 2015. As a result, we do not have a long history commercializing pharmaceutical products. To maximize the commercial potential of lomitapide and metreleptin, we utilize, and plan to continue to use, distributors and other third parties to help distribute and, in some cases, to commercialize our products. We currently have a contract with a single specialty pharmacy distributor in the U.S. for the distribution of lomitapide, a single distributor in Brazil, a single logistics provider in the EU and single distributors, importers and/or specialty pharmacies in certain other countries. We also have a contract with a single specialty pharmacy distributor in the U.S. for the distribution of metreleptin. Any performance failure, inability or refusal to perform on the part of our specialty pharmacy distributors in the U.S., our logistics provider in the EU, or our single third-party service providers in other countries, or any failure to renew existing agreements or enter into new agreements when these relationships expire, could impair our marketing, sales or named patient supply of lomitapide or metreleptin, as the case may be. In those countries outside the U.S. where we plan to use our own personnel to commercialize lomitapide, we have, or plan to have, agreements with local wholesalers or logistics providers to provide logistics and distribution support. In those geographic locations in which we are using third parties to commercialize lomitapide, we will be reliant on such third parties to generate revenue on our behalf. If we enter into arrangements with third parties to perform sales, marketing or distribution services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us, and we may have difficulty making changes to our distributors, or terminating such agreements, without incurring penalties or termination payments even if our agreements allow us to do so. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products. Furthermore, our expenses associated with building up and maintaining the sales force and distribution capabilities around the world may be substantial compared to the revenues we may be able to generate on sales of our products. We cannot guarantee that our success in commercializing lomitapide or metreleptin will meet our expectations.

Failures or delays in the completion or commencement of any of our ongoing or planned clinical trials of lomitapide or metreleptin could result in increased costs to us and delay, prevent or limit our ability to generate revenue with respect to the relevant product in a new territory or indication.

The commencement and completion of clinical trials may be delayed or prevented for a number of reasons, including:

•                  difficulties obtaining regulatory clearance to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

•                  delays in reaching or failing to reach agreement on acceptable terms with prospective clinical research organizations (“CROs”) and trial sites, and problems with the performance of CROs;

•                  insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials, or other manufacturing issues;

•                  difficulties obtaining institutional review board (“IRB”) approval or Ethics Committee’s positive opinion to conduct a clinical trial at a prospective site;

•                  challenges recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including the size and nature of a patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the nature of trial protocol, the availability of approved treatments for the relevant disease and the competition from other clinical trial programs for similar indications;

•                  severe or unexpected drug-related side effects experienced by patients in a clinical trial; and

•                  difficulties retaining patients who have enrolled in a clinical trial but may be prone to withdraw due to the rigors of the trials, lack of efficacy, side effects or personal issues, or who are lost to further follow-up.

For example, in the first quarter of 2015, the FDA issued a Written Request for a study to evaluate lomitapide in pediatric HoFH patients, which, if completed as described, would provide for 6 months of pediatric exclusivity under the FDCA. In the second quarter of 2015, we decided to decline the FDA’s Written Request regarding our planned study in pediatric HoFH patients, because we believe that the size and complexity of the requested trial created a considerable barrier to the feasibility of the study, and as a result we will not be entitled to six months of additional exclusivity. In July 2016, we notified the EMA of our intention to withdraw LOJUXTA from the EU markets. The lack of approval to market lomitapide for the pediatric HoFH population may limit our product revenue potential for lomitapide.

On May 2, 2016, in connection with our marketing authorization application (“MAA”) filing for metreleptin for the treatment of GL patients in the EU, the EMA’s PDCO issued a summary report regarding the metreleptin pediatric investigation plan, or PIP. The PDCO expressed concern that the number of young patients with lipodystrophy included in the clinical trials proposed to be included in the PIP is very limited, and that no information on metreleptin as used by European patients was provided. The PDCO advised that we provide additional data, in particular for patients younger than 6 years of age, and if such data were not available, conduct an additional study.  We proposed to the PDCO that we conduct a study in GL patients below the age of 6, as a deferred commitment, and in July 2016, the PDCO approved our proposal.   Given the prevalence of GL and other factors, conducting a clinical trial in GL patients in the EU below a defined age will likely make such a trial lengthy in nature and potentially difficult to complete. Even if we conduct a study in pediatric GL patients, we may not be able to show, to the satisfaction of the EMA, that metreleptin is safe and effective in pediatric patients under the age of 6, and we may never receive approval for this indication in the EMA. The lack of approval to market metreleptin for the pediatric GL population outside of the U.S. would limit expansion of our product revenue potential.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results or the results of other clinical, preclinical or nonclinical studies. In addition, a clinical trial may be suspended or terminated by us, the FDA, the competent authorities of the EU Member States and other countries, the IRBs or the Ethics Committees at the sites, or a data safety monitoring board overseeing the clinical trial at issue, or other regulatory authorities due to a number of factors, including:

•                  failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•                  failure to respect applicable data privacy obligations;

•                  inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

•                  unforeseen safety issues or lack of effectiveness; and

•                  lack of adequate funding to continue the clinical trial.

Positive results in preclinical studies and earlier clinical trials of our products or product candidates may not be replicated in later clinical trials, which could result in development delay or a failure to obtain marketing approval or affect market acceptance.

Positive results in preclinical or clinical studies of lomitapide, metreleptin or any other product candidate that we acquire, license or develop may not be predictive of similar results in humans during further clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, there is, for example, a possibility that our clinical program to support approval of lomitapide in Japan in adult patients with HoFH or any potential future clinical development of metreleptin in pediatric patients or new indications may generate results that are not consistent with the results of the Phase 3 clinical study for the product or other relevant studies. The results of such clinical trials may not be sufficient to gain approval of lomitapide for adult HoFH patients in Japan, or for metreleptin in any pediatric population or new indication. In addition, given that we have declined to conduct the study requested by the FDA, we will not be entitled to the six months of additional exclusivity available for conducting a study that is the subject of a Written Request issued by the FDA. Our preclinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials. Moreover, preclinical and clinical data can be susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain FDA or other regulatory approval for their products.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols to the FDA, IRBs, Ethics Committees or the competent authorities of the EU Member States for review and approval, which may impact the cost, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our previous clinical trials of our products or generate results that differ from earlier clinical trial results, the commercial prospects for lomitapide or metreleptin may be harmed.

If we fail to obtain or maintain orphan drug exclusivity for our products in any country where exclusivity is available, we will have to rely on our data and marketing exclusivity, if any, and on our intellectual property rights, to the extent there is coverage in such country, which may reduce the length of time that we can prevent competitors from selling generic versions of our products.

We have obtained orphan drug exclusivity for JUXTAPID in the U.S. for the treatment of HoFH. We also have orphan drug exclusivity for MYALEPT in the U.S. for the treatment of GL. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the U.S. In the U.S., the company that first obtains FDA approval for a designated orphan drug for the specified rare disease or condition receives orphan drug marketing exclusivity for that drug for a period of seven years. This orphan drug exclusivity prevents the FDA from approving another application for the “same drug” for the same orphan indication during the exclusivity period, except in very limited circumstances. For small molecule drugs, the FDA defines “same drug” as a drug that contains the same active moiety and is intended for the same use as the drug in question. For biologic drugs, the FDA defines “same drug” as a drug that contains the same principal molecular structural features (but not necessarily all of the same structural features) and is intended for the same use as a previously approved drug. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Metreleptin also qualifies for 12 years of exclusivity from the date of approval under the Biologics Price Competition and Innovation Act of 2009 (“BPCI Act”). Under the BPCI Act, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing reference product. While it is uncertain when such processes intended to implement the BPCI Act may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for metreleptin. There is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider metreleptin to be a reference product for competing products, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for metreleptin in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

The EC, following an opinion by the EMA, grants orphan designation to promote the development of products that may offer therapeutic benefits for life-threatening or chronically debilitating conditions affecting not more than five in 10,000 people in the EU. Metreleptin has received orphan drug designation in the EU for the treatment of Barraquer-Simons syndrome (acquired partial lipodystrophy), Berardinelli-Seip syndrome (congenital GL), Lawrence syndrome (acquired GL) and familial partial lipodystrophy. Medicinal products benefiting from orphan designation are, following grant of marketing authorization, provided ten years of marketing exclusivity. This exclusivity may be reduced to six years if the designation criteria are no longer met. Despite the prevalence rate, we do not have orphan drug exclusivity for lomitapide in the treatment of HoFH in the EU since the EMA views the relevant condition, for orphan designation purposes, to include both HoFH and HeFH. Our failure to obtain orphan designation for lomitapide for the treatment of HoFH in the EU means that we have not had the benefit of the orphan market exclusivity for this indication in the EU. Lomitapide qualifies as an innovative medicinal product in the EU. We believe that metreleptin, which is already subject to orphan designation in the EU, will also qualify as an innovative medicinal product if it is approved in the EU. Innovative medicinal products authorized in the EU on the basis of a full marketing authorization application (as opposed to an application for marketing authorization of a generic medicinal product that relies on the results of pre-clinical and clinical trials in the marketing authorization dossier for another, previously approved innovative medicinal product) are entitled to eight years’ data exclusivity. During this period, applicants for approval of generics of these innovative products cannot rely on data contained in the marketing authorization dossier submitted for the innovative medicinal product. Innovative medicinal products are also entitled to ten years’ market exclusivity, which runs concurrently with the data exclusivity period. During this ten year period no generic medicinal product can be placed on the EU market. The ten year period of market exclusivity can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder for the innovative product obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. If we do not obtain data exclusivity for our products, our business may be materially harmed.

In Mexico, COFEPRIS, the regulatory authority in Mexico, granted JUXTAPID approval as an orphan drug because HoFH is a disease that affects less than five in 10,000 people in Mexico. Applicable Mexican legislation also provides five years post-approval data protection to approved products. In addition, we have received orphan drug designation for lomitapide in the treatment of HoFH from Japan’s MHLW. We have also received rare disease designation from Taiwan’s Ministry of Health and Welfare for lomitapide in the treatment of HoFH. Pharmaceuticals approved as orphan drugs in Taiwan are granted ten years of post-approval marketing exclusivity. On April 28, 2016, INVIMA, the regulatory agency responsible for reviewing marketing authorization applications in Colombia, approved JUXTAPID 20mg capsules in Colombia and granted JUXTAPID five years of post-approval data protection. Metreleptin also has orphan drug exclusivity in Japan where Shionogi has rights to market metreleptin under a distribution agreement assigned to us as part of our acquisition of metreleptin assets and rights. Shionogi received marketing and manufacturing approval in Japan for metreleptin for lipodystrophy in March 2013.

There are many other countries, including some key markets for lomitapide, like Brazil, in which we do not have intellectual property coverage for our products, and where neither orphan drug exclusivity nor data and marketing exclusivity is available.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. In the U.S., even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care.

Recent federal legislation and actions by state and local governments may permit re-importation of drugs from foreign countries into the U.S., including foreign countries where the drugs are sold at lower prices than in the U.S. Similarly, purchasers in the EU are permitted to purchase products in one EU Member State and import it into another EU Member State where the price may be higher. These practices could materially adversely affect our operating results and our overall financial condition.

The Medicare Prescription Drug, Improvement and Modernization Act contains provisions that may change importation laws and expand pharmacists’ and wholesalers’ ability to import lower priced versions of an approved drug and competing products from Canada, where there are government price controls. These changes to U.S. importation laws, which will not take effect unless and until the Secretary of Health and Human Services certifies that the changes will pose no additional risk to the public’s health and safety, may result in a significant reduction in the cost of products to consumers. While the Secretary of Health and Human Services has not yet announced any plans to make this required certification, we may ultimately face the risk that a distributor or other purchaser of JUXTAPID or MYALEPT in the U.S. will be permitted to import lower priced product from a country outside the U.S. that places price controls on pharmaceutical products. This risk may be particularly applicable to JUXTAPID and MYALEPT as drugs that currently command premium prices, and especially to JUXTAPID, as a drug that is formulated for oral delivery. In addition, some states and local governments have implemented importation schemes for their citizens and, in the absence of federal action to curtail such activities, other states and local governments may launch importation efforts.

In the EU, a purchaser cannot be restricted from purchasing a medicinal procedure in one EU Member State and importing the product into another EU Member State in which it is also subject to marketing authorization.  This activity is called parallel importing. As a result, a purchaser in one EU Member State where lomitapide is sold at a high price may seek to import lomitapide from another EU country where lomitapide is sold at a lower price.

The re-importation of lomitapide or metreleptin into the U.S. market from a foreign market and the parallel importation of lomitapide, and, if approved, metreleptin, among countries of the EU could negatively impact our revenue and anticipated financial results, possibly materially.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of any product in clinical trials and the sale of any product for which we have or obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers or others selling or otherwise coming into contact with our product and product candidates. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•                  decreased demand for our products and any product candidate for which we obtain marketing approval;

•                  impairment of our business reputation and exposure to adverse publicity;

•                  increased warnings on product labels;

•                  withdrawal of clinical trial participants;

•                  costs as a result of related litigation;

•                  distraction of management’s attention from our primary business;

•                  substantial monetary awards to patients or other claimants;

•                  loss of revenue; and

•                  the inability to successfully commercialize our products or any product candidate for which we obtain marketing approval.

We have obtained product liability insurance coverage for both our clinical trials and our commercial exposures with a $25.0 million annual aggregate coverage limit. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. On occasion, large judgments have been awarded in class action lawsuits relating to drugs that had unanticipated side effects or warnings found to be inadequate. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A product liability claim or series of claims brought against us could harm our reputation and cause our stock price to decline and, if the claim is successful and judgments exceed our insurance coverage, could have a material adverse impact on our business, financial condition, results of operations and prospects.

A variety of risks associated with our international business operations could materially adversely affect our business.

In each country outside the U.S. in which lomitapide is approved, or where we are making lomitapide or metreleptin available on a named patient or compassionate use basis before it has obtained marketing approval, we are subject to additional risks related to entering into international business operations, including:

•                  differing regulatory requirements for drug approvals in foreign countries;

•                  pricing, pricing deals and reimbursement approvals that have a negative impact on our global pricing strategy;

•                  potentially reduced protection for intellectual property rights;

•                  the potential for parallel importing;

•                  unexpected changes in tariffs, trade barriers and regulatory requirements;

•                  economic weakness, including inflation, or political instability in particular foreign economies and markets, including, for example, the current political instability in Brazil, our largest source of revenues from lomitapide sales on a country by country basis outside the U.S;

•                  compliance with foreign or U.S. laws, rules, regulations or industry codes, including data privacy requirements, labor relations laws, anti-competition regulations, import, export and trade restrictions, and required reporting of payments to healthcare professionals and others;

•                  negative consequences from changes in applicable tax laws;

•                  foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•                  workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•                  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•                  dependence upon third parties to perform distribution, pharmacovigilance, quality control testing, collections and other aspects of the distribution, supply chain and commercialization of our products that are required to be performed in order to conduct such activities in international markets, and our ability to effectively manage such third parties; and

•                  business interruptions resulting from geopolitical and economic events or actions, including social unrest, economic crises, war, terrorism, or natural disasters.

In addition to the foregoing, we are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and various other anti-corruption laws. The FCPA generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. While we have certain training programs, policies and guidelines for our employees and third parties to promote compliance with laws prohibiting corrupt business conduct, we continue to review the effectiveness of our programs, policies and guidelines and seek ways as we grow and our business becomes more complex to further strengthen our compliance controls in this area. An aspect of the SEC’s ongoing investigation into our disclosures and activities relates to alleged FCPA violations in Brazil.  These potential violations are excluded from the preliminary agreements in principle with the DOJ and the SEC.

Our activities outside the U.S. or those of our employees, licensees, distributors, manufacturers, clinical research organizations, or other third parties who act on our behalf or with whom we do business subject us to the risk of investigation or prosecution under foreign or U.S. laws. For example, federal and state authorities in Brazil are each conducting investigations to determine whether there have been violations of Brazilian laws related to possible illegal promotion of JUXTAPID in Brazil. In July 2016, the Ethics Council of the national pharmaceutical industry association, Interfarma, unanimously decided to fine us approximately $0.5 million for violations of the industry association’s Code of Conduct, to which we are bound due to our affiliation with Interfarma.  Although the Interfarma Code of Conduct provides that companies that violate the Code of Conduct are subject to only one penalty, the Ethics Council has recommended that the Board of Directors of Interfarma also consider applying an additional penalty of suspension of our membership, without suspension of our membership contribution, for a period of 180 days for us to demonstrate the implementation of effective measures to cease alleged irregular conduct, or exclusion of our membership in Interfarma if such measures are not implemented. Also in July 2016, we received an inquiry from a Public Prosecutor Office of the Brazilian State of Paraná asking us to respond to questions related to recent media coverage regarding JUXTAPID and our relationship with a patient assistance foundation to which we have made donations for patient support. At this time, we do not know whether the Public Prosecutor’s inquiry will result in the commencement of any formal proceeding against the Company, but if our activities in Brazil are found to violate any laws or governmental regulations we may be subject to significant civil and administrative penalties imposed by Brazilian regulatory authorities and additional damages and fines. Under certain circumstances, we could be barred from further sales to federal and/or state governments in Brazil, including sales of JUXTAPID and/or MYALEPT, due to penalties imposed by Brazilian regulatory authorities or through civil actions initiated by federal or state public prosecutors.  We believe recent significant unfavorable media coverage in Brazil may increase the likelihood that such authorities will initiate inquiries and/or litigation. In addition, we believe the investigations in Brazil have contributed to a slower turn-around between price quotation and orders, including re-orders, from the federal government, and, in some cases, delays in orders and re-orders from the government of the State of São Paulo after a patient has obtained access to JUXTAPID through the judicial process. These delays may continue, and we may experience other delays or suspension of the ordering process. Similarly, we have faced, and may continue to face, a reluctance of physicians to prescribe JUXTAPID, and some patients to take or stay on JUXTAPID, while the investigations are ongoing, particularly given that some investigators in Brazil have recently made formal inquiries of certain prescribers of JUXTAPID and significant local media coverage of such inquiries and our activities in Brazil. In the second quarter of 2015, and in the second quarter of 2016, we observed a significant increase in patients discontinuing therapy in Brazil, and we believe that the increases are due in part to the investigations. These issues could negatively affect our ability to generate product revenue for JUXTAPID consistent with our expectations, and may impact our ability to achieve and maintain profitability or maintain cash-flow-positive operations. Prescriptions for and sales of MYALEPT in Brazil may also be negatively affected.

Despite our ongoing efforts to ensure compliance with foreign and domestic laws, our employees, agents, and companies with which we do business may nevertheless take actions in violation of our policies, for which we may be ultimately held responsible. If so, we may be subject to criminal or civil penalties or other punitive measures, including restrictions on our ability to continue selling in certain markets. Any such outcome, or any allegation or investigation regarding such actions involving us, could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers, business partners, healthcare professionals and patients. This includes, where required or permitted by applicable laws, personally identifiable information. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.

Risks Related to Our Intellectual Property

If our patent position does not adequately protect our product and product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our lomitapide patent portfolio consists of six issued U.S. patents and issued patents in Europe, Australia, New Zealand, South Korea and Japan and pending applications in the U.S., Australia, Japan, Canada, and India, all of which have been licensed to us in a specific field. A five-year patent term extension for our U.S. patent covering the composition of matter of lomitapide, which was originally scheduled to expire in early 2015, has been granted and the patent will now expire in 2020.  The non-U.S. patents directed to the composition of matter of lomitapide issued in certain jurisdictions of the EU, Canada, Israel and Japan have expired. Our four method-of-use patents in the U.S., cover certain dosing regimens for lomitapide, with one such patent expiring in 2027 and the other three patents expiring in 2025. The non-U.S. patents directed to methods-of-use issued in certain jurisdictions of the EU, Japan, and South Korea are scheduled to expire in 2025. The method-of-use patent may be eligible for up to three years of supplemental protection in certain European countries, and we are seeking such protection in the countries in which LOJUXTA is approved, on a country-by-country basis. An opposition was filed by a third-party with respect to the European method-of-use patent, but such opposition has since been revoked.

On August 28, 2015, the Coalition for Affordable Drugs VIII L.L.C. filed two separate IPR petitions with the PTAB of the U.S. PTO, challenging the validity of U.S. Patent Nos. 7,932,268, and 8,618,135, which are directed to methods-of-use for lomitapide.  We filed a preliminary response opposing the petitions to institute the IPRs on December 8, 2015. On March 7, 2016, the PTAB ordered that proceedings be instituted on the IPR petitions filed on both patents. The IPR trial has been scheduled for December 1, 2016, and we expect a decision in both IPRs on or before March 7, 2017. We intend to fully oppose the full proceedings and defend the validity of these patents. We cannot predict whether additional IPR challenges will be filed by another entity, the outcome of any IPR, and whether the PTAB will institute any petitioned IPR proceeding.

Our metreleptin patent portfolio consists of three issued U.S. patents and issued patents in Europe, Canada, Israel, Australia, New Zealand, Mexico, China, South Korea and Japan, all of which have been licensed to us. The U.S. patent covering the composition of matter of metreleptin is scheduled to expire in 2016, and the non-U.S. patents directed to the composition of matter of metreleptin have expired.  The patent family covering metreleptin methods of use, directed to treating human lipoatrophy, is co-owned by Amgen, University of Texas and the National Institutes of Health, and is sublicensed to us from Amgen. We are in discussions with one of the co-owners to obtain the co-owner’s consent to the sublicense granted by Amgen, and plan to commence discussions regarding in-license of the co-owners’ rights. We do not have a direct license from this co-owner. If we do not obtain consent to Amgen’s sublicense from each other co-owner or obtain a direct license, we may be limited in our ability to market metreleptin in certain foreign jurisdictions or in granting further sublicenses. Further, if we are unable to acquire, license or maintain license and/or enforcement rights from each of the co-owners, we may be prevented from enforcing these patent rights against a competitor in the U.S. or in foreign jurisdictions. The two method-of-use patents in the U.S. expire in 2022 and 2023, and the non-U.S. patents issued in certain European countries, Canada, and Australia, and pending in Japan, expire in 2022. An application for a patent term extension in the U.S. with respect to MYALEPT has been filed which, if granted, we will apply to either the U.S. composition of matter patent or the method-of-use patent, to extend one of these patents by 1,206 days.

Our commercial success with respect to lomitapide and metreleptin will depend significantly on our ability to protect our existing patent position with respect to lomitapide and metreleptin, as well as our ability to obtain and maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve our expected financial results. Our ability to use the patents and patent applications licensed to us to protect our business will also depend on our ability to comply with the terms of the applicable licenses and other agreements and to obtain requisite licenses. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

An ANDA or 505(b)(2) NDA may be submitted for JUXTAPID on or after December 21, 2016 if it contains a paragraph IV certification of patent invalidity or non-infringement.  If we instigate a suit against an ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving a Paragraph IV notice, the FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months.  If the notice is given and suit filed between December 21, 2016 and December 21, 2017, the 30-month stay does not begin until December 21, 2017.  The FDA may approve the proposed competitor product before the expiration of the 30-month stay if a court finds our patents invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.

Moreover, if one or more ANDA filers were to receive approval to sell a generic or follow-on version of JUXTAPID, those competitor products could potentially be marketed as early as December 21, 2019 (the date on which JUXTAPID’s orphan drug exclusivity ends) and we would become subject to increased competition at that time.

There are many countries, including some key markets for lomitapide and metreleptin, like Brazil, in which we do not have intellectual property coverage, and where neither orphan drug exclusivity nor data and marketing exclusivity is available.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, ex parte reexamination, inter partes review and post-grant review proceedings and supplemental examination and may be challenged in district court. Patents granted in certain other countries may be subjected to opposition or comparable proceedings lodged in various national and regional patent offices. These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, opposition, post-grant review, inter partes review, supplemental examination or revocation proceedings may be costly. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•                  we will be able to successfully commercialize our product before some or all of our relevant patents expire, or in countries where we do not have patent protection;

•                  we or our licensors were the first to make the inventions covered by each of our pending patent applications and patents;

•                  we or our licensors were the first to file patent applications for these inventions;

•                  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•                  any of our pending patent applications or those we have licensed will result in issued patents;

•                  any of our patents or those we have licensed will be valid or enforceable;

•                  we are able to license patents or pending patents that are necessary or desirable to enforce or protect our patent rights on commercially reasonable terms or at all;

•                  any patents issued to us or our licensors and collaborators will provide a basis for any additional commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•                  we will develop additional proprietary technologies or product candidates that are patentable; or

•                  the patents of others will not have an adverse effect on our business.

If we do not obtain protection under the Hatch-Waxman Act, the BPCI Act and similar foreign legislation by extending the patent terms and obtaining regulatory exclusivity for our products or product candidates, our business may be materially harmed.

The Hatch-Waxman Act established a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process.  Our application seeking a five-year patent term extension for our U.S. patent covering the composition of matter of lomitapide, has been granted, extending the patent term of this patent to 2020.  An application for a patent term extension in the U.S. with respect to MYALEPT has been filed which, if granted, we will apply to either the U.S. composition of matter patent or the method-of-use patent, to extend one of these patents by 1,206 days. We are also seeking three years of supplemental protection for our EPO method-of-use patent in certain EPO countries in which LOJUXTA is approved. However, we may not be granted an extension in a particular country if we, for example, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the applicable time period of the extension or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration of the term of any such extension is less than we request, our competitors, including manufacturers of generic alternatives, may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

In addition, the FDA has classified lomitapide as a new chemical entity (“NCE”) in the U.S. and it is therefore eligible for data exclusivity under the Hatch-Waxman Act. A drug can be classified as a NCE if the FDA has not previously approved any other new drug containing the same active moiety. An NCE that is granted marketing approval may, even in the absence of patent protection, be eligible for five years of data exclusivity in the U.S. following marketing approval. This data exclusivity precludes submission of 505(b)(2) applications or Abbreviated New Drug Applications (“ANDA”) that reference the NCE application for four years if certain patents covering the NCE or its method-of-use expire or are challenged by a generic applicant.

With the enactment of the BPCI Act as part of the Patient Protection and Affordable Care Act, an abbreviated pathway for the approval of biosimilar and interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing reference product. Under the BPCI Act, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCI Act may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for metreleptin.

While metreleptin, which is approved under a BLA, qualifies for the 12-year period of exclusivity, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider metreleptin to be a reference product for competing products, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for metreleptin in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Innovative medicinal products authorized in the EU on the basis of a full marketing authorization application (as opposed to an application for marketing authorization that relies on data in the marketing authorization dossier for another, previously approved medicinal product) are entitled to eight years’ data exclusivity. During this period, applicants for approval of generics of these innovative products cannot rely on data contained in the marketing authorization dossier submitted for the innovative medicinal product. Innovative medicinal products are also entitled to ten years’ market exclusivity. During this ten-year period no generic medicinal product can be placed on the EU market. The ten-year period of market exclusivity can be extended to a maximum of 11 years if, during the first eight years of those ten years, the Marketing Authorization Holder for the innovative product obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. If we are not able to gain or exploit the period of data exclusivity, we may face significant competitive threats to our commercialization of these compounds from other manufacturers, including the manufacturers of generic alternatives. Further, even though our compounds are considered to be NCEs and we were able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company submits a full NDA or a full application for marketing authorization in the EU with a complete human clinical trial program and obtains marketing approval of its product.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology, products and any product candidates could be significantly diminished.

We may rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA is currently considering whether to make additional information publicly available on a routine basis, and the EMA is planning to amplify its disclosure rules. These changes could mean that information that we may consider to be trade secrets or other proprietary information may be disclosed, and it is not clear at the present time how the FDA’s and EMA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products and any product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. There could be issued patents of which we are not aware that our products or product candidates infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that our products or product candidates or the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our existing or future patents.

Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•                  the patentability of our inventions relating to our product or any product candidates; and

•                  the enforceability, validity or scope of protection offered by our patents relating to our product or any product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion.

In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•                  incur substantial monetary damages;

•                  encounter significant delays in bringing our product candidates to market; and

•                  be precluded from manufacturing or selling our product candidates.

In such event, our business could be adversely affected, possibly materially.

If we fail to comply with our obligations in our license agreements for our product candidates, we could lose license rights that are important to our business.

Our existing license agreements with respect to lomitapide and metreleptin impose, and we expect any future license agreements that we enter into will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with such obligations, we could lose license rights that are important to our business.

In addition, our license agreement with UPenn limits the field of use for lomitapide as a monotherapy or in combination with other dyslipidemic therapies for treatment of patients with HoFH, or for the treatment of patients with severe hypercholesterolemia unable to come within 15% of the National Cholesterol Education Program (“NCEP”) LDL-C goal on maximal tolerated oral therapy, as determined by the patient’s prescribing physician, or with severe combined hyperlipidemia unable to come within 15% of the NCEP non-HDL-C goal on maximal tolerated oral therapy, as determined by the patient’s prescribing physician, or with severe hypertriglyceridemia unable to reduce triglycerides (“TG”) levels to less than 1,000 mg/dL on maximal tolerated therapy. If we fail to comply with the obligations and restrictions under our license agreements, including the limited field of use under our license agreement with UPenn, the applicable licensor may have the right to terminate the license, in which case we might not be able to market any product that is covered by the licensed patents. Any breach or termination of our license agreement with UPenn would have a particularly significant adverse effect on our business because of our reliance on the commercial success of lomitapide. Although we intend to comply with the restrictions on field of use in our license agreement with UPenn by seeking product labels for lomitapide that are consistent with the license field, we may still be subject to the risk of breaching the license agreement if we are deemed to be promoting or marketing lomitapide for an indication not covered by any product label that we are able to obtain. In addition, because this restriction on the field of use limits the indications for which we can develop lomitapide, the commercial potential of lomitapide may not be as great as without this restriction.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our clinical trials and registry studies and to perform related services, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials and compliance with post-marketing requirements. We may become involved in commercial disputes with these parties.

We do not have the ability to independently conduct clinical trials or registry studies, or perform pharmacovigilance and REMS monitoring and reporting, and we rely on third parties such as CROs, medical institutions, academic institutions, and clinical investigators to perform this function. Our reliance on these third parties for clinical development, pharmacovigilance and REMS activities reduces our control over these activities. However, if we sponsor clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial, and given our ownership of lomitapide and metreleptin, we are responsible for REMS and pharmacovigilance monitoring and reporting for lomitapide and metreleptin on a global basis. Moreover, the FDA and the competent authorities in the EU and Japan require us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. Furthermore, these third parties may have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they provide is compromised  or delayed due to the failure to adhere to regulatory requirements or our clinical trial protocols, or for other reasons, our development programs may be extended, delayed or terminated, additional marketing approvals for lomitapide, metreleptin or any other product candidate may be delayed or denied in the targeted indication or jurisdiction, and we may be delayed or precluded in our efforts to successfully commercialize lomitapide, metreleptin or any other product for targeted indications or in the targeted jurisdiction or it may impact existing approvals.

In addition, we may from time to time become involved in commercial disputes with these third parties, for example regarding the quality of the services provided by these third parties or our ultimate liability to pay for services they purported to provide, or the value of such services. In some cases, we may be required to pay for work that was not performed to our specifications or not utilized by us, and these obligations may be material.

We do not have drug research or discovery capabilities, and will need to acquire or license existing drug compounds from third parties to expand our product candidate pipeline. The ongoing SEC and DOJ investigations could negatively affect our ability to complete strategic acquisitions or licensing arrangements.

We currently have no drug research or discovery capabilities. Accordingly, if we are to expand our product candidate pipeline, we will need to acquire or license existing compounds from third parties. We will face significant competition in seeking to acquire or license promising drug compounds. Many of our competitors for such promising compounds may have significantly greater financial resources and more extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products, and thus, may be a more attractive option to a potential licensor than us. In addition, our intellectual property rights under our license agreement with UPenn with respect to lomitapide are limited to specified patient populations, such as patients with HoFH, severe hypercholesterolemia or severe hypertriglyceridemia. Accordingly, if we wish to expand the development of lomitapide to address indications that are outside of the specified patient populations, we would need to expand our license agreement with UPenn and potentially acquire rights from Bristol-Myers Squibb Company (“BMS”). Further, the ongoing SEC and DOJ investigations may negatively impact our ability to complete strategic acquisitions or licensing arrangements.  If we are unable to acquire or license additional promising drug compounds or expand our rights to lomitapide should we wish to do so, we will not be able to expand our product candidate pipeline, which may adversely impact our future profitability and growth prospects and increase the risk of insolvency.

Risks Related to Employee Matters

Our future success depends on our ability to hire and retain our key executives and to attract, retain, and motivate qualified personnel.

Our success depends upon the principal members of our executive, commercial, medical, development, and regulatory teams. We have entered into employment agreements with certain members of our executive, commercial, medical, development, and regulatory teams, but any employee may terminate his or her employment with us at any time. The loss of the services of any of these persons might impede the achievement of our development and commercialization objectives.

In July 2015, we announced the resignation of our Chief Executive Officer and Chief Operating Officer and appointment of Sandford D. Smith, a director of the Company, to act as Chief Executive Officer while the Board of Directors conducted a search to identify a successor. In January 2016, we appointed Mary T. Szela to succeed Mr. Smith as Chief Executive Officer.  We also implemented a reduction in force in February 2016, which impacted virtually all of our functions, and attrition has been higher than usual in the months since the reduction in force. The elimination of approximately 28 positions in connection with the anticipated withdrawal of lomitapide from the EU and certain other global markets worldwide and the announcement of the proposed merger with QLT Inc. (“QLT”) in June 2016 could also lead to additional attrition, as well as the potential for disruption to business operations, initiatives, plans and strategies.

Recruiting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain these personnel given the competition among numerous pharmaceutical and biotechnology companies for similar personnel.

In addition, we need to continue to establish and maintain effective disclosure and financial controls, particularly as our business grows and continues to expand internationally. Failure to maintain adequate controls could impact the quality and integrity of our financial statements and cause us reputational harm.

In addition, we rely on consultants and advisors, including scientific, manufacturing, clinical, regulatory, pharmacovigilance and sales and marketing advisors, to assist us in formulating our development, manufacturing and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We have recently reduced the size of our organization, and we may encounter difficulties in managing our business as a result of this reduction, or the attrition that has occurred since our reduction in force in February 2016, which could disrupt our operations. In addition, we may not achieve anticipated benefits and savings from the reduction.

In February 2016, our Board of Directors approved a cost-reduction plan that eliminated 80 positions from our workforce, representing a reduction in employees of approximately 25%. In July 2016, our Board of Directors approved an additional cost-reduction and restructuring plan that eliminated approximately 28 positions from our workforce, representing a reduction in employees of approximately 13%.  Following the reduction in force in July, and the attrition since such reduction, as of July 25, 2016, we had approximately 200 employees.  The reductions in force, and the attrition thereafter, have resulted in the loss of longer-term employees, the loss of institutional knowledge and expertise and the reallocation and combination of certain of roles and responsibilities across the organization, all of which could adversely affect our operations.  Given the complexity and global nature of our business, we must continue to implement and improve our managerial, operational and financial systems, manage our facilities and continue to recruit and retain qualified personnel. This will be made more challenging given the reductions in force described above and additional measures we may take to reduce costs to better align with projected revenues, particularly lower revenues for JUXTAPID in the U.S.  As a result, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities, and devote a substantial amount of time to managing these activities.  Further, the restructuring and possible additional cost containment measures may yield unintended consequences, such as attrition beyond our intended reduction in force and reduced employee morale.  This has resulted in employees who were not affected by the reduction in force seeking alternate employment.  In addition, we may not achieve anticipated benefits from the reductions in force.  Due to our limited resources, we may not be able to effectively manage our operations or recruit and retain qualified personnel, which may result in weaknesses in our infrastructure and operations, risks that we may not be able to comply with legal and regulatory requirements, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  For example, the reductions in force may negatively impact our clinical and regulatory functions, which would have a negative impact on our ability to successfully develop, and ultimately, commercialize lomitapide and metreleptin.  If our management is unable to effectively manage this transition and reduction in force and additional cost containment measures, our expenses may be more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. As a result, our future financial performance and our ability to commercialize lomitapide and metreleptin successfully, and to compete effectively, would be negatively affected.

Risks Related to Our Financial Position and Capital Requirements

We have incurred significant operating losses since our inception, and have not yet achieved profitability for any fiscal year.

We have a limited operating history. To date, we have primarily focused on developing and commercializing lomitapide, and since January 2015, we have also focused on the integration of metreleptin operations and commercialization of MYALEPT. We have funded our operations to date primarily through proceeds from our initial public offering and the proceeds from our public common stock offerings and our August 2014 convertible debt offering, revenues from JUXTAPID, proceeds from our long-term debt and our private placement of convertible preferred stock. We have incurred losses in each year since our inception in February 2005. As of March 31, 2016, we had an accumulated deficit of approximately $434.4 million. Substantially all of our operating losses resulted from costs incurred in connection with our development programs and from selling, general and administrative costs associated with our operations. The losses we have incurred to date, combined with potential future losses, have had and may continue to have an adverse effect on our stockholders’ equity and working capital. We expect our expenses to decrease in the near-term as a result of the reductions in force in February and July 2016.  We do expect to continue to incur expenses related to the commercialization of lomitapide and metreleptin in the U.S. and in the key countries in which lomitapide is currently approved and in which we intend to commercialize lomitapide, or in which lomitapide or metreleptin may be approved and commercialized in the future, and expected distribution of our products in Brazil and certain other countries as part of named patient supply or compassionate use; manufacturing costs for both metreleptin and lomitapide; possibility of hiring of additional key personnel in the U.S.; an ongoing clinical study to support our marketing approval application for lomitapide in Japan in adult patients with HoFH; the conduct of our observational cohort studies and other post-marketing commitments to the FDA for lomitapide and metreleptin, and to the EMA for lomitapide until our planned withdrawal of lomitapide from the EU by the end of 2016; the conduct of any post-marketing commitments imposed by regulatory authorities in countries outside the U.S. and EU where our products are or may be approved; other possible clinical development activities for our products, including an anticipated clinical trial for metreleptin in the pediatric population or a subset thereof; required regulatory activities for our products; and business development activities. We expect to incur significant royalties, sales, marketing, and outsourced manufacturing expenses, as well as continued research and development expenses. In addition, we have incurred, and expect to continue to incur, additional costs associated with operating as a public company and in connection with ongoing government investigations, and the potential outcome thereof, including debt incurred under the QLT Loan Agreement (defined below) and payments to the government with respect to the ongoing DOJ and SEC investigations and the costs and resources of negotiating, implementing and complying with the corporate integrity agreement, FDA consent decree and deferred prosecution agreement contemplated by the preliminary agreement in principle with the DOJ, and a securities class action lawsuit, as described in detail in the section entitled “Legal Proceedings”.

The MYALEPT transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill. We have valued the acquired assets and liabilities based on their estimated fair value. We have recorded material assets related to the acquisition, which are subject to periodic or annual impairment tests, the results of these tests could cause significant impairment charges to be recorded and therefore negatively impact our financial results.

Because of the numerous risks and uncertainties associated with developing and commercializing pharmaceutical products, we are unable to predict with certainty the extent of any future losses or when we will become profitable, if at all.

Our independent auditor’s report for the fiscal year ended December 31, 2015 included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

In its report accompanying our audited consolidated financial statements for the year ended December 31, 2015, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern.  The inclusion of a going concern explanatory paragraph may have negatively impacted, and may continue to negatively impact, the trading price of our common stock and make it more difficult, time consuming or expensive to obtain necessary financing. In the event we are unable to continue our operations, we may have to liquidate our assets and it is likely that investors will lose all or a part of their investment.

Our internal controls over financial reporting could fail to prevent or detect misstatements or have material weaknesses.

Our internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Any failure to maintain effective internal controls or to timely effect any necessary improvement or remediate any lapse in our internal control and disclosure controls could, among other things, result in losses from fraud or error, require significant resources and divert management’s attention, harm our reputation, causing investors to lose confidence in our reported financial and other information, and expose use to legal or regulatory proceedings, all of which could have a material adverse effect on our financial condition, results of operations and cash flows.

During 2015, material weaknesses in internal control over financial reporting were identified relating to internal controls around business combinations and accounting for significant non-routine transactions. Management is taking steps to remediate these material weaknesses and performed additional analysis and procedures to conclude that the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 fairly presented, in all material respects, our financial condition and results of operations as of March 31, 2016. See “Management’s Annual Report On Internal Control Over Financial Reporting” in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2016.  However, we may be unable to remediate these weaknesses effectively, and, even if we do remediate these weaknesses, we may in the future identify additional material weaknesses.

We do not have a long history of generating revenue from sales of our products, and may never be profitable.

Our ability to become profitable depends upon our ability to generate significant revenue. We do not have a long history of generating revenue from lomitapide, and we had no history of generating revenue from MYALEPT before January 2015. We may never generate substantial revenues from the sale of MYALEPT. Our ability to generate revenues sufficient to achieve profitability currently depends on a number of factors, including our ability to:

•                  manage our costs and expenses to better align with our revenues, which have been significantly negatively impacted by the introduction of PCSK9 inhibitor products and the corresponding significant impact on JUXTAPID sales in the U.S.;

•                  effectively market, sell and distribute lomitapide and metreleptin in the U.S.;

•                  continue to maintain market acceptance for lomitapide among healthcare professionals and patients in the U.S. in the treatment of adult HoFH, particularly given the introduction of PCSK9 inhibitor products, which has had a significant adverse impact on sales of lomitapide in the U.S., and to gain such market acceptance in the other countries where lomitapide is approved and being commercialized, or may in the future receive approval and be commercialized;

•                  minimize the extent of the negative impact of the introduction of PCSK9 inhibitor products on sales of lomitapide in the U.S., which has caused a significant number of  JUXTAPID patients to discontinue JUXTAPID and switch to a PCSK9 inhibitor product, and has significantly decreased the rate at which new HoFH patients start treatment with lomitapide;

•                  continue to have named patient sales of lomitapide in Brazil and other key countries where such sales can occur as a result of the FDA approval or of the marketing authorization granted for lomitapide in the EU, particularly given the approval of evolocumab in Brazil in April 2016;

•                  continue to have named patient sales of metreleptin in Brazil and other key countries where such sales can occur as a result of the FDA approval;

•                  obtain timely pricing and reimbursement approval of lomitapide in the key countries outside the U.S. where lomitapide is approved and where it makes business sense to commercialize lomitapide, at acceptable prices and without significant restrictions, discounts, caps or other cost containment measures, and to effectively launch lomitapide in those countries where it makes business sense to do so;

•                  obtain timely approval of lomitapide in other key international markets as a treatment for patients with HoFH where it makes business sense to seek approval, and obtain timely approval of metreleptin in the EU and other key international markets as a treatment for patients with GL, without onerous restrictions or limitations in the resulting label, and successfully obtain timely pricing approval for the relevant product in such markets at acceptable prices and without onerous restrictions or caps;

•                  gaining regulatory and pricing and reimbursement approvals to market our products in countries in which the products are not currently approved and/or reimbursed where it makes business sense to do so, including filing a MAA with the EMA seeking marketing approval of metreleptin in the EU as a treatment for complications of leptin deficiency in GL patients and severe PL patients, in connection with which we have committed to the PDCO to conduct an additional trial in pediatric GL patients as a condition to approval of metreleptin in such patients, and seeking approval of metreleptin in the U.S. for severe PL based on the existing clinical data package for metreleptin, subject to discussions with the FDA;

•                  minimize the number of patients who are eligible to receive but decide not to commence treatment with our products, or who discontinue treatment, including with lomitapide, due to tolerability issues, and with metreleptin, due to its route of administration as an injection, through activities such as patient support programs, to the extent permitted in a particular country;

•                  successfully gain necessary approvals to commercialize and sell lomitapide in Japanese adult HoFH patients on the timelines we have forecasted;

•                  effectively estimate the size of the total addressable market for our products;

•                  maintain reimbursement policies for JUXTAPID and MYALEPT in the U.S. that do not impose significant restrictions on reimbursement and a payer mix that does not include significantly more Medicaid patients than the current payer mix;

•                  minimize the expected negative impact of the introduction of PCSK9 inhibitor products on sales of lomitapide outside the U.S., and the degree to which the introduction of PCSK9 inhibitor products outside the U.S., and the potential availability of named patient sales of PCSK9 inhibitor products outside the U.S. impacts named patient sales of lomitapide outside the U.S., particularly in Brazil and Canada, where a PCSK9 inhibitor product has been approved by the local regulatory authorities; and

•                  effectively respond to requirements of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to require that newly diagnosed adult HoFH patients be treated with PCSK9 inhibitor products prior to JUXTAPID treatment, that current JUXTAPID patients switch to PCSK9 inhibitor products, and that potential JUXTAPID patients fail to adequately respond to PCSK9 inhibitor products before providing reimbursement for JUXTAPID at the prices at which we offer JUXTAPID.

Our products may not gain or maintain long-term market acceptance or achieve or maintain commercial success. In addition, we anticipate incurring significant costs associated with commercializing our products, and meeting our post-marketing commitments, in connection with our ongoing clinical efforts related to our products and in connection with defense against government investigations and other legal actions. We may not continue to generate substantial revenue from sales of lomitapide, or generate substantial revenue from sales of metreleptin. We may not achieve profitability. If we are unable to continue to generate significant product revenue, we will not become profitable, and may be unable to continue operations without additional funding.

We will likely need to raise substantial additional capital in the future. The ongoing SEC and DOJ investigations have negatively affected our ability to raise additional capital. If additional capital is not available at all or on acceptable terms when we need it, we will have to delay, reduce or cease operations.

The acquisition of metreleptin, the significant negative impact of PCSK9 inhibitor products on U.S. JUXTAPID sales, the payments to the government under the preliminary agreements in principle with respect to the ongoing investigations, if finalized, and the costs and expenses we have incurred, and expect to continue to incur, in connection with ongoing government investigations have significantly diminished the capital we have to fund anticipated and unanticipated expenses.  Further, in connection with the Forbearance Agreement (defined below) and its subsequent amendments, we deposited cash with Silicon Valley Bank to collateralize the balances related to our outstanding obligations due to Silicon Valley Bank, which amounts are restricted for all uses until the full and final payment of such obligations, and agreed to terminate the Company’s revolving line of credit from Silicon Valley Bank.  On June 14, 2016, we entered into the QLT Loan Agreement, which provides for term loans in an aggregate principal amount of up to $15 million. We subsequently borrowed $3 million in term loans under the QLT Loan Agreement on June 15, 2016. We may also borrow up to an additional $3 million per month if and to the extent such amounts are necessary in order for us to maintain an unrestricted cash balance of $25 million, subject to the satisfaction of certain terms and conditions. We are obligated to repay such borrowings (subject to acceleration upon the occurrence of an event of default) on the earliest of (i) July 1, 2019, (ii) the maturity date of the our 2.00% convertible senior notes due 2019 (the “Convertible Notes”), (iii) three business days after a termination of the Agreement and Plan of Merger among the Company, QLT and Isotope Acquisition Corp., a Delaware corporation and a wholly owned indirect subsidiary of QLT  (the “Merger Agreement”) by us and (iv) 90 days after a termination of the Merger Agreement by QLT.

In light of the reduction in capital available for our operations, as described above, in February 2016, we implemented a reduction in force intended to better align our operating expenses with our expected revenues, and in July 2016, we announced an intent to withdraw lomitapide from the EU and certain other global markets, and the elimination of approximately 28 positions to further reduce costs. We may need to implement additional cost containment measures based on our updated forecast of expected revenues, particularly due to the declining revenues from JUXTAPID in the U.S. There can be no assurance, however, that this reduction in force will result in the cost savings we anticipate or that additional cost containment measures will be capable of being obtained or implemented. Accordingly, we will likely need to seek additional capital through debt or equity financing to service our indebtedness, strengthen our cash position and fund our operations. We may not be able to obtain additional capital when we need it or such capital may not be available on terms that are favorable to us, particularly while the preliminary agreements in principle to resolve the aspects of the ongoing DOJ and SEC government investigations remain subject to final approvals. We may also pursue opportunities to obtain additional external financing in the future through lease arrangements related to facilities and capital equipment, collaborative research and development agreements, and license agreements, in order to, among other things, finance additional potential product acquisitions and maintain sufficient resources for unanticipated events. Any such additional financing may not be available when we need it or may not be available on terms that are favorable to us. Our need to raise additional capital in the future, and the size of any such financings, will depend on many factors, including:

•                  our ability to manage our costs and expenses to better align with our revenues, which have been significantly negatively impacted by the introduction of PCSK9 inhibitor products and the corresponding significant impact on JUXTAPID sales in the U.S.;

•                  the level of physician, patient and payer acceptance of our products;

•                  the success of our commercialization efforts and the level of revenues we generate from sales of our products in the U.S.;

•                  our ability to complete the merger with QLT, and on the timeline we have anticipated;

•                  the level of revenue we receive from named patient sales of our products in Brazil and other key countries where a mechanism exists to sell the product on a pre-approval basis in such country based on U.S. approval of such products, particularly in light of the approval of evolocumab in Brazil in April 2016 and the potential availability of PCSK9 inhibitor products on a named patient sales basis;

•                  gaining regulatory and pricing and reimbursement approvals to market our products in countries in which the products are not currently approved and/or reimbursed, where it makes business sense to seek such approval, including filing a MAA with the EMA seeking marketing approval of metreleptin in the EU as a treatment for complications of leptin deficiency in GL patients and severe PL patients, in connection with which we have committed to the PDCO to conduct an additional trial in pediatric GL patients as a condition to approval of metreleptin in such patients, and seeking approval of metreleptin in the U.S. for severe PL based on the existing clinical data package for metreleptin, subject to discussions with the FDA;

•                  our ability to obtain pricing and reimbursement approval of lomitapide in the key countries in which lomitapide is approved, where it makes business sense to seek approval, at acceptable prices, and on a timely basis, and without significant restrictions, discounts, caps or other cost containment measures;

•                  the extent of the negative impact of the introduction of PCSK9 inhibitor products on sales of JUXTAPID in the U.S., which has caused a significant number of  JUXTAPID patients to discontinue JUXTAPID and switch to a PCSK9 inhibitor product, and has significantly decreased the rate at which new HoFH patients start treatment with lomitapide;

•                  the provision of free PCSK9 inhibitor drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which has negatively impacted the rate at which new patients start treatment on lomitapide and has caused more patients than we expected to discontinue lomitapide and switch their treatment to PCSK9 inhibitor products;

•                  the number of adult HoFH patients treated with a PCSK9 inhibitor product, if any, who physicians decide to switch to lomitapide if a patient does not achieve target LDL-C response goals, and the timeline of such transitions, which we cannot reasonably predict;

•                  requirements of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to require that newly diagnosed adult HoFH patients be treated with PCSK9 inhibitor products prior to JUXTAPID, that current JUXTAPID patients switch to PCSK9 inhibitor products, and that patients fail to adequately respond to PCSK9 inhibitor products before providing reimbursement for JUXTAPID at the prices at which we offer JUXTAPID;

•                  the willingness of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to continue to provide reimbursement for JUXTAPID at the prices at which we offer JUXTAPID without requiring genotyping for specific mutations that cause HoFH, or imposing any additional major hurdles to access or other significant restrictions or limitations, and the ability and willingness of HoFH patients to commit to paying any co-pay amounts for JUXTAPID applicable under their insurance coverage, particularly in light of the availability of PCSK9 inhibitor products;

•                  the cost of building and maintaining the sales and marketing capabilities necessary for the commercialization of our products for their targeted indications in the market(s) in which each has received regulatory approval and we elect to commercialize such products, to the extent reimbursement and pricing approvals are obtained, and certain other key international markets, if approved;

•                  continuing clinical development and regulatory activities to support the potential approval of our marketing authorization application for lomitapide in HoFH in Japan, which we filed in January 2016;

•                  the timing and costs of future business development opportunities;

•                  the timing and cost of potential future clinical development of metreleptin in additional indications and possible lifecycle management opportunities for lomitapide;

•                  the cost of filing, prosecuting and enforcing patent claims, including the cost of defending any challenges to the patents or our claims of exclusivity, including against two separate IPR petitions which were filed with the PTAB of the U.S. PTO in August 2015 and instituted by the PTAB in March 2016;

•                  the status of ongoing government investigations and lawsuits, including the disclosure of possible or actual outcomes, including regarding the preliminary agreements in principle the Company has reached with the DOJ and the SEC;

•                  the costs of our manufacturing-related activities and the other costs of commercializing our products;

•                  the costs associated with ongoing government investigations and lawsuits, including any damages, settlement amounts, fines or other payments, or implementation of compliance related agreements or consent decrees, that may result from settlements or enforcement actions related to government investigations or whether we are successful in our efforts to defend ourselves in, or to settle on acceptable terms, ongoing or future litigation;

•                  the levels, timing and collection of revenue received from sales of our products in the future;

•                  the timing and costs of satisfying our debt obligations, including interest payments and any amounts due upon the maturity of such debt, including under our Convertible Notes, the QLT Loans and 2015 Term Loan Advance;

•                  the cost of our observational cohort studies and other post-marketing commitments to the FDA and EU, and the costs of post-marketing commitments in any other countries where our products are ultimately approved;

•                  the timing and cost of other clinical development activities; and

•                  the status and terms of our loans from Silicon Valley Bank and QLT.

We have incurred significant indebtedness, which may affect our ability to raise additional capital in the future. In August 2014, we issued $325.0 million of 2.00% convertible senior notes due August 15, 2019 (the “Convertible Notes”). Interest is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015. In June 2015, at the Annual Meeting of Stockholders, our stockholders voted to approve the Company’s option to settle conversions of the Convertible Notes in cash, shares of our common stock or through a combination of cash and common stock, at our election. In connection with the issuance of the Convertible Notes, we entered into convertible bond hedges, which are generally expected, but not guaranteed, to reduce the potential dilution and/or offset the cash payments we may elect to make upon conversion of the Convertible Notes. We may not have sufficient capital to elect to make cash payments upon conversion of the Convertible Notes. Electing to settle conversions of the Convertible Notes in shares would have a dilutive effect on our stockholders.

On January 9, 2015, the Loan and Security Agreement we originally entered into with Silicon Valley Bank in 2012 (as amended, the “SVB Loan and Security Agreement”) was amended to provide for a $25.0 million term loan (the “2015 Term Loan Advance”) with per annum interest of 3.0% and a revolving line (the “Revolving Line”) of credit of up to $15.0 million. The amendment provides for interest-only payments on the 2015 Term Loan Advance through January 31, 2017, and, starting on February 1, 2017, payment of principal in 30 equal monthly installments. The maturity date of the 2015 Term Loan Advance is the earlier of (a) July 1, 2019 and (b) the maturity date of the Convertible Notes. In addition, the 2015 Term Loan Advance is subject to (i) a final payment of $1.25 million upon maturity or prior payment thereof, and (ii) if the 2015 Term Loan Advance is prepaid prior to its maturity date, a prepayment of 1% of the 2015 Term Loan Advance. The SVB Loan and Security Agreement requires us to comply with certain covenants, including the maintenance of a specified level of liquidity on a monthly basis and either a minimum quarterly revenue level or a minimum quarterly free cash flow level, which such covenants are not required to be tested during the Forbearance Period (defined below).  The Revolving Line was terminated in January 2016 pursuant to the amended Forbearance Agreement, as discussed below. The Company also granted Silicon Valley Bank a security interest in all of the Company’s personal property then owned or thereafter acquired, excluding intellectual property and assets held within the Company’s securities corporation, and a negative pledge on intellectual property. The SVB Loan and Security Agreement also provides for standard indemnification of Silicon Valley Bank and contains representations, warranties and a material adverse change clause.

On October 30, 2015, we notified Silicon Valley Bank that we had breached one or more covenants under the SVB Loan and Security Agreement and we are currently in default.  On November 9, 2015, we and Silicon Valley Bank entered into a Forbearance Agreement (the “Forbearance Agreement”), pursuant to which Silicon Valley Bank agreed not to take any action as a result of such default, including an agreement to waive the increase in the per annum interest rate under the loan from 3% to 8.0% until December 7, 2015 (the “Forbearance Period”), subject to certain conditions, including the deposit of cash into one or more accounts at Silicon Valley Bank to collateralize balances related to the outstanding obligations due to Silicon Valley Bank.  These cash collateral amounts are restricted for all uses until the full and final payment of all of our obligations to Silicon Valley Bank, as determined by Silicon Valley Bank in its sole and exclusive discretion.  On December 7, 2015, we and Silicon Valley Bank entered into an amendment (the “First Amendment”) to the Forbearance Agreement, pursuant to which Silicon Valley Bank agreed to extend the Forbearance Period through January 7, 2016.  On January 7, 2016, we and Silicon Valley Bank entered into a second amendment (the “Second Amendment”) to the Forbearance Agreement, pursuant to which Silicon Valley Bank agreed to extend the Forbearance Period through June 30, 2016. Pursuant to the terms of the Second Amendment, we and Silicon Valley Bank agreed to terminate the Revolving Line, for which we accrued a termination fee of $0.5 million during the three months ended March 31, 2016.  On February 26, 2016, we and Silicon Valley Bank entered into a third amendment (the “Third Amendment”) to the Forbearance Agreement, pursuant to which Silicon Valley Bank agreed to forbear exercising its rights under the SVB Loan and Security Agreement as a result of our failure to deliver an unqualified opinion (without a going concern explanatory paragraph) of our independent auditors with our annual financial statements for the fiscal year ended December 31, 2015.

On June 8, 2016, we and Silicon Valley Bank entered into a fourth amendment (the “Fourth Amendment”) to the Forbearance Agreement, pursuant to which Silicon Valley Bank agreed to forbear exercising its rights under the SVB Loan and Security Agreement as a result of our failure to deliver our quarterly financial statements for the fiscal quarter ended March 31, 2016 when due under the terms of the SVB Loan and Security Agreement. On June 14, 2016, we and Silicon Valley Bank entered into a fifth amendment (the “Fifth Amendment”) to the Forbearance Agreement, pursuant to which Silicon Valley Bank agreed to extend the Forbearance Period through September 30, 2016. In connection with the Fifth Amendment, we were required to deposit an additional $0.6 million with Silicon Valley Bank as cash collateral for our obligations under the SVB Loan and Security Agreement.

The Forbearance Period is subject to early termination upon the occurrence of certain events, including the occurrence of additional events of default.   Upon the expiration of the Forbearance Period or the occurrence of a termination event, we would be required to repay all of the outstanding obligations, including, but not limited to, the $25.0 million outstanding principal of the 2015 Term Loan Advance and certain fees totaling $2.05 million.  As our obligations may be accelerated at the election of Silicon Valley Bank upon the expiration of the Forbearance Period, or earlier if a termination event occurs, these amounts have been presented as current liabilities on the consolidated balance sheet.  Amounts deposited with Silicon Valley Bank to collateralize balances related to outstanding obligations under the SVB Loan and Security Agreement, which include the $25.0 million outstanding principal of the 2015 Term Loan Advance and $1.1 million related to a cash collateral account for letters of credit and the $0.6 million additional cash collateral amount required pursuant to the Fifth Amendment, are considered restricted cash. We plan to continue to engage in discussions with Silicon Valley Bank during the Forbearance Period regarding the loan and the defaults to seek a resolution of this matter.  We can provide no assurances that we will be able to resolve this matter, which could result in the loans under the SVB Loan and Security Agreement and QLT Loans (defined below) being accelerated and have a material negative impact on our cash flows and business.

On June 14, 2016, we entered into a loan and security agreement (the “QLT Loan Agreement”) with QLT concurrently with the execution of the Merger Agreement, pursuant to which QLT agreed to provide us with a term loan facility in an aggregate principal amount not to exceed $15 million. We borrowed $3 million in term loans (the “QLT Loans”) on June 15, 2016 and may also borrow up to an additional $3 million per month if and to the extent such amounts are necessary in order for us to maintain an unrestricted cash balance of $25 million, subject to the satisfaction of certain terms and conditions. The QLT Loans mature on the earliest of (i) July 1, 2019, (ii) the maturity date of the Convertible Notes, (iii) three business days after a termination of the Merger Agreement by us and (iv) 90 days after a termination of the Merger Agreement by QLT. Under the terms of the QLT Loan Agreement, we are subject to certain financial covenants consistent with the financial covenants contained in the SVB Loan and Security Agreement. Such financial covenants will only be tested if (i) the financial covenants under the SVB Loan and Security Agreement are then in effect (and not suspended) or (ii) the SVB Loan and Security Agreement has been terminated.

Our obligations under the QLT Loan Agreement are secured by (i) a first priority security interest in our intellectual property related to MYALEPT and (ii) a second priority security interest in certain other assets securing our obligations under the SVB Loan and Security Agreement (excluding certain cash collateral accounts).

Our obligations under the QLT Loan Agreement may be accelerated upon the occurrence of certain events of default, including a cross-default under the SVB Loan and Security Agreement. If the QLT Loan is prepaid prior to its maturity date, including at our election, a prepayment premium of 2.0% of the outstanding amount of the QLT Loans will be due prior to such prepayment. In connection with the QLT Loan Agreement, on June 14, 2016, we entered into a subordination agreement with QLT and Silicon Valley Bank (the “Subordination Agreement”), pursuant to which QLT’s liens and right to receive payments under the QLT Loan Agreement are fully subordinated to the SVB Loan and Security Agreement, other than with respect to certain intellectual property relating to MYALEPT and proceeds of dispositions thereof. Pursuant to the Subordination Agreement, upon the occurrence of certain events (including the termination of the Merger Agreement), subject to a 60-day standstill period, QLT may purchase the outstanding obligations owing to Silicon Valley Bank under the SVB Loan and Security Agreement to the extent that Silicon Valley is not exercising its rights against the collateral at such time.

We may be unable to obtain additional financing on favorable terms, or at all. If we are unable to obtain additional financing, including for purposes of settling conversions of the Convertible Notes, we may be required to delay, reduce or cease operations, including our planned development, sales and marketing and business development efforts. Any of these outcomes would harm our business, financial condition and operating results. Further harm to our business would result if we default under the terms of our loan agreements or the Forbearance Agreement, as amended, and Silicon Valley Bank and/or QLT elects to accelerate our obligations under the SVB Loan and Security Agreement and/or the QLT Loan Agreement, respectively. The source, timing and availability of any future financing will depend principally upon equity and debt market conditions, interest rates and, more specifically, on our commercial success, the status of ongoing government investigations and the results of our future development efforts. Any additional sources of financing could involve the issuance of our equity securities, which would have a dilutive effect on our stockholders.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. For example, our existing stockholders may be diluted if the Convertible Notes we issued in August 2014 are converted by their holders. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

Our limited operating history makes it difficult to evaluate our business and prospects.

We were incorporated in February 2005. Our operations to date have been limited to organizing and staffing our company and conducting product development activities, commercial-build and activities related to commercialization of lomitapide. We only began generating revenues in January 2013. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a longer operating history and more experience in generating revenue. In addition, as a relatively young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

Changes in our effective income tax rate could adversely affect our results of operations, particularly once we utilize our remaining federal, state and foreign net operating loss, or NOL, carryforwards.

We are subject to federal and state income taxes in the U.S., as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. Our effective income tax rate can vary significantly between periods due to a number of complex factors including, but are not limited to: (i) interpretations of existing tax laws; (ii) the accounting for business combinations, including accounting for contingent consideration; (iii) the tax impact of existing or future healthcare reform legislation; (iv) changes in accounting standards; (v) changes in the mix of earnings in the various tax jurisdictions in which we operate; (vi) the outcome of examinations by the Internal Revenue Service and other jurisdictions; (vii) adjustments to income taxes upon finalization of income tax returns; (viii) the accuracy of our estimates for unrecognized tax benefits; (ix) the repatriation of non-U.S. earnings for which we have not previously provided for income taxes and (x) increases or decreases to valuation allowances recorded against deferred tax assets. If our effective tax rate increases, our operating results and cash flow could be adversely affected.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards (NOLs), and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We have triggered an “ownership change” limitation in 2005 and 2012 and may also experience ownership changes in the future as a result of the subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Any changes to existing accounting pronouncements or taxation rules or practices may cause adverse fluctuations in our reported results of operations or affect how we conduct our business.

A change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements, taxation rules and varying interpretations of accounting pronouncements or taxation rules have occurred in the past and may occur in the future. The change to existing rules, future changes, if any, or the need for us to modify a current tax or accounting position may adversely affect our reported financial results or the way we conduct our business.

Risks Related to our Common Stock

The market price of our common stock has been, and may continue to be, highly volatile.

Our stock price is highly volatile, and from October 22, 2010, the first day of trading of our common stock, to August 2, 2016, the trading prices of our stock have ranged from $1.23 to $101.00 per share. Our stock could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the following:

•                  our ability, or lack thereof, to manage our costs and expenses to better align with our revenues, which have been significantly negatively impacted by the introduction of PCSK9 inhibitor products and the corresponding significant impact on JUXTAPID sales in the U.S.;

•                  the short-term or long-term success or failure of our commercialization of lomitapide and metreleptin in the U.S.;

•                  the level of revenue we receive from named patient sales of our products in Brazil and other key countries where such sales can occur as a result of FDA approval of such products, particularly in light of the approval of Amgen’s PCSK9 inhibitor product in Brazil in April 2016;

•                  any unexpected hurdles in the commercialization or further development of metreleptin;

•                  our ability to obtain timely pricing and reimbursement approval for lomitapide in the countries in which lomitapide is approved and being commercialized, or other countries in which lomitapide may be approved, at acceptable price levels and on acceptable terms;

•                  the extent of the negative impact of the introduction of PCSK9 inhibitor products on sales of lomitapide;

•                  our ability to complete the merger with QLT, and on the timeline we have anticipated;

•                  the short-term or long-term success or failure of our commercialization of our products in key countries outside the U.S. in which we have or obtain approval, and the level of revenues we generate;

•                  our ability to accurately forecast net product sales and operating expenses, and to meet such forecasts;

•                  the timing and cost of potential future clinical development of metreleptin in additional indications;

•                  any issues that may arise with our supply chain for our products;

•                  any adverse regulatory decisions, or regulatory issues that arise, made with respect to our products;

•                  any issues that may arise with respect to the safety of our products;

•                  the perception of the terms of the preliminary agreements in principle we have reached with the DOJ and the SEC and in connection with their investigations, and any adverse consequences that may result from such preliminary agreements in principle, such as additional litigation or investigations, and risks related to finalization of the preliminary agreements in principle and outstanding required approvals in respect thereof;

•                  our ability to defend ourselves successfully against claims made in securities class action lawsuits, and, if we are unsuccessful in such defense or decide to settle, the type and amount of any damages, settlement amounts, fines or other payments or adverse consequences that may result;

•                  the extent to which expected changes to the JUXTAPID REMS Program, including the recertification of physicians, the requirement that patients sign a patient-prescriber acknowledgment form as a pre-condition to JUXTAPID being dispensed to patients, enhancements to the JUXTAPID prescription authorization form to capture liver monitoring as directed by the JUXTAPID labeling, and other proposed modifications are incorporated into the JUXTAPID REMS Program, and the extent to which such modifications, along with changes to the labeling for JUXTAPID instructing patients to cease therapy upon the occurrence of severe diarrhea, may negatively affect the ability or willingness of a healthcare professional to prescribe JUXTAPID, a patient to be willing to initiate or continue on therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID;

•                  any adverse actions or decisions related to our intellectual property or marketing or data exclusivity, including the inter partes proceedings filed by the Coalition for Affordable Drugs VIII L.L.C. with the PTAB, challenging the validity of U.S. Patent Nos. 7,932,268, and 8,618,135, which are directed to methods-of-use for lomitapide, or any action by a third party to gain approval of a generic or biosimilar product;

•                  fluctuations in stock market prices and trading volumes of similar companies; and general market conditions and overall fluctuations in U.S. equity markets;

•                  low trading volume and short interest positions in our stock;

•                  international financial market conditions, including the ongoing sovereign debt crisis in the EU;

•                  variations in our quarterly operating results;

•                  changes in our financial guidance or securities analysts’ estimates of our financial performance;

•                  announcements of investigations or litigation, and updates to the status of investigations and litigation, or other notifications from enforcement or regulatory authorities related to our business or business practices;

•                  announcements of clinical data, registrational submissions, product launches, new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•                  changes in or materially incorrect application of accounting principles;

•                  issuance by us of new securities, or sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•                  the dilutive effect of the Convertible Notes or any other equity or equity-linked financings or alternative strategic arrangements;

•                  the acceleration of our long-term debt;

•                  additional changes in, and loss of, key personnel;

•                  success or failure of products within our therapeutic areas of focus;

•                  discussion of us or our stock price by the financial press and in online investor communities;

•                  our relationships with and the conduct of third parties on which we depend; and

•                  other risks and uncertainties described in these risk factors.

In particular, our revenue guidance relating to our year ending 2016 is predicated on many assumptions, most notably that we have correctly forecast our U.S. revenue for both of our products and that ex-U.S. sales of lomitapide, most particularly to the federal Ministry of Health in Brazil, continue as we have forecasted for those patients who have previously received JUXTAPID and to new patients who have obtained federal court orders for JUXTAPID treatment, particularly in light of the ongoing investigations, recent local media coverage, recent negative decision of Interfarma, and current political instability in Brazil, which may cause additional delays or eventually the suspension of the ordering process in Brazil. If any of our assumptions turn out to be incorrect, including our assumptions with regard to the extent of the negative impact of the launch of PCSK9 inhibitor products in the U.S., the EU and Brazil on our sales of lomitapide in those countries and in other countries where PCSK9 inhibitors are, in the future, approved or available on a named patient basis, our 2016 financial results could be weaker than expected, and the price of our common stock could decline, perhaps precipitously.

In addition, the stock market in general, and the market for small pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Also, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market in a company’s stock, securities class-action litigation has often been instituted against such a company. We, and certain of our former executive officers, have been named as defendants in a federal securities class action lawsuit filed against us alleging that we and the officers made certain false and misleading statements in violation of federal securities laws. See the section entitled “Legal Proceedings”.  These proceedings and similar litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.

Servicing our debt requires a significant amount of cash and we are in breach of the terms of the SVB Loan and Security Agreement, which could lead to acceleration of the loans under the SVB Loan and Security Agreement and/or the QLT Loan Agreement. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to raise the funds necessary to settle conversions of, or to repurchase, the Convertible Notes upon a fundamental change, which could adversely affect our business, financial condition and results of operations.

In August 2014, we incurred indebtedness in the amount of $325.0 million in aggregate principal with additional accrued interest under the Convertible Notes, for which interest is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015. On January 9, 2015, our SVB Loan and Security Agreement with Silicon Valley Bank was amended to provide for the $25 million 2015 Term Loan Advance and the Revolving Line. The Revolving Line was terminated in January 2016 pursuant to the amended Forbearance Agreement, as discussed above.  On June 14, 2016, we entered into the QLT Loan Agreement, which provides for term loans in an aggregate principal amount of up to $15 million. Our ability to make scheduled payments of the principal, to pay interest on or to refinance our indebtedness, including the Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. If we were unable to repay amounts due under the SVB Loan and Security Agreement or the QLT Loan Agreement, subject to the terms of the Subordination Agreement, SVB or QLT could proceed against the collateral granted to them to secure such debt. We have pledged substantially all of our assets as collateral under the SVB Loan and Security Agreement and the QLT Loan Agreement. If the debt under our credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full.  For more information on the SVB Loan and Security Agreement, as amended, see the risk factor captioned “We will likely need to raise substantial additional capital in the future. The ongoing SEC and DOJ investigations have negatively affected our ability to raise additional capital. If additional capital is not available at all or on acceptable terms when we need it, we will have to delay, reduce or cease operations.”

Our business may not generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling or licensing assets, further reducing the size of our workforce and curtailing operations and planned development activities, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Convertible Notes.

In addition, holders of the Convertible Notes have the right to require us to repurchase their notes for cash upon the occurrence of a fundamental change at a repurchase price equal to 100% of the respective principal amount, plus accrued and unpaid interest, if any. Further, upon conversion of the Convertible Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Convertible Notes surrendered therefor or Convertible Notes being converted. In addition, our ability to pay cash upon repurchase or conversion of the Convertible Notes is restricted by our existing credit facility and may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase Convertible Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the Convertible Notes as required by the indenture would constitute a default under the indenture. Additionally, if Silicon Valley Bank elects to accelerate the principal amount due under the SVB Loan and Security Agreement, whether or not QLT elects to accelerate the principal amount due under the QLT Loan Agreement, and the Company fails to pay such amounts due to Silicon Valley Bank and, if applicable, QLT, the Trustee or holders of at least 25% of the aggregate principal amount of the Notes may deliver a notice of default to the Company. The Company’s failure to pay the amount due under the SVB Loan and Security Agreement within 30 days following our receipt of such notice would be deemed an event of default under the Indenture and, among other remedies, the Trustee or holders of at least 25% of the aggregate principal amount of the Notes could declare all unpaid principal of the Notes immediately due and payable.  A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our current and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or make cash payments upon conversions thereof. In addition, even if holders of the Convertible Notes do not elect to convert their Convertible Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Convertible Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Our indebtedness could adversely affect our financial health and our ability to respond to changes in our business.

Our significant indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences. For example, it could:

•                  make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•                  limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•                  place us at a disadvantage compared to our competitors who have less debt; and

•                  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, or raise additional capital through equity or other types of financings.

We cannot be sure that our leverage resulting from our level of debt will not materially and adversely affect our ability to finance our operations or capital needs or to engage in other business activities. In addition, we cannot be sure that additional financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we are able to obtain additional financing, we may be required to use proceeds to repay a portion of our debt. Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

Our business could be negatively affected as a result of proxy contests and other actions of activist stockholders.

Proxy contests have been waged against many companies in the biopharmaceutical industry over the last few years. If faced with a proxy contest, we may not be able to successfully defend against the contest, which would be disruptive to our business. Even if we are successful, our business could be adversely affected by a proxy contest because:

•                  responding to proxy contests and other actions by activist stockholders may be costly and time-consuming and may disrupt our operations and divert the attention of our management and our employees;

•                  perceived uncertainties as to our future direction may result in our inability to consummate potential acquisitions, collaborations or in-licensing opportunities and may make it more difficult to attract and retain qualified personnel and business partners; and

•                  if individuals are elected to our Board of Directors with a specific agenda different from our strategy for creating long-term stockholder value, it may adversely affect our ability to effectively and timely execute on our strategic plans and create additional value for our stockholders.

As previously disclosed, on March 21, 2016, we and Sarissa Capital (along with its affiliates, the “Sarissa Group”) entered into an amendment to the Nomination and Standstill Agreement, dated March 29, 2015 (the “Agreement”), between the parties.  Pursuant to the amendment, the Standstill Period (as defined in the Agreement) was deemed terminated as of March 21, 2016, and the Sarissa Group agreed not to submit any notices nominating directors or proposing business proposals for consideration at our 2016 Annual Meeting of Stockholders. This summary does not purport to be complete and is qualified in its entirety by reference to the disclosures contained in our Current Reports on Form 8-K, filed with the SEC on March 22, 2016 and March 31, 2015 and by reference to the Agreement itself, a copy of which is attached as Exhibit 99.1 to Current Report on Form 8-K filed on March 31, 2015.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and by-laws may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board of directors was considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We do not intend to pay dividends on our common stock and, consequently, a stockholder’s ability to achieve a return on investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock, and do not currently intend to do so for the foreseeable future.

We currently anticipate that we will retain any future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in the value of such shares. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Future sales of our common stock may cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market or a sale of securities convertible into common stock or the perception that these sales might occur, could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities.

If our existing stockholders sell, or if the market believes our existing stockholders will sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly.

As of June 30, 2016, there were:

•                  4,719,978 shares issuable upon the exercise of stock options outstanding under our 2006 Stock Option and Award Plan, the 2010 Stock Option and Incentive Plan (the “2010 Plan”) and the Inducement Stock Option Plan;

•                  1,126,960 shares of restricted stock units subject to vesting;

•                  3,313,648 shares available for future issuance under the 2010 Plan;

•                  1,035,794 shares available for issuance under our Inducement Stock Option Plan, a plan that is to be used exclusively for the grant of stock options to individuals who were not previously an employee or a non-employee director (or following a bona fide period of non-employment with us), as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules; and

•                  $325.0 million of 2.0% convertible senior notes due August 15, 2019 which are convertible into shares of our common stock at an initial conversion rate of 24.2866 shares of common stock per $1,000 principal amount of the Convertible Notes, which corresponds to $41.175 per share of our common stock and in connection with the offering of the Convertible Notes, we entered into warrant transactions convertible into 7,893,145 shares of our common stock.

Under the 2010 Plan, the shares reserved for issuance under the plan are automatically increased on an annual basis in accordance with a pre-determined formula. As a result, on January 1, 2016, January 1, 2015, and January 1, 2014, an additional 1,178,564, 1,138,596 and 1,175,372 shares, respectively, were added to the aggregate number of shares reserved for future issuance under the 2010 Plan under the annual automatic share increase provision of the plan.

If additional shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially.

We have registered approximately 10,000,000 shares of the common stock described above that are subject to outstanding stock options and reserved for issuance under our equity plans. These shares can be freely sold in the public market upon issuance, subject to vesting restrictions.

LEGAL PROCEEDINGS

In late 2013, we received a subpoena from the DOJ, represented by the U.S. Attorney’s Office in Boston, requesting documents regarding our marketing and sale of JUXTAPID in the U.S., as well as related disclosures. We believe the DOJ is seeking to determine whether we, or any of our current or former employees, violated civil and/or criminal laws, including, but not limited to, the securities laws, the Federal False Claims Act, the Food and Drug Cosmetic Act, the anti-Kickback Statute, and the FCPA.  The investigation is continuing.

In late 2014, we received a subpoena from the SEC requesting certain information related to our sales activities and disclosures related to JUXTAPID. The SEC also has requested documents and information on a number of other topics, including documents related to the investigations by government authorities in Brazil into whether our activities in Brazil violated Brazilian anti-corruption laws, and whether our activities in Brazil violated the FCPA. We believe the SEC is seeking to determine whether we, or any of our current or former employees, violated securities laws. The investigation is continuing.

We believe the SEC and the DOJ are coordinating with one another concerning their investigations.  We have provided a broad range of information to the government in response to their requests, including materials related to our past disclosure statements related to the prevalence of HoFH and other disclosures, our U.S. marketing and promotional practices, and our activities in Brazil.

We have reached preliminary agreements in principle with the DOJ and the SEC to resolve these investigations. Under the terms of the preliminary agreement in principle with the DOJ, we would plead guilty to two misdemeanor misbranding violations of the Food, Drug and Cosmetic Act.  One count would be based on our alleged marketing of JUXTAPID with inadequate directions for use (21 U.S.C. §§ 352(f)), and the second count would involve an alleged failure to comply with a requirement of the JUXTAPID REMS program (21 U.S.C. §§ 352(y)). We would separately enter into a five-year deferred prosecution agreement with regard to charges that the Company violated the Health Insurance Portability and Accountability Act and engaged in obstruction of justice relating to the REMS program. The preliminary agreement in principle with the DOJ also requires us to enter into a civil settlement agreement with the DOJ to resolve alleged violations of the False Claims Act.  Additionally, we would enter into a non-monetary consent decree with the Food and Drug Administration prohibiting future violations of law and may have to enter into a corporate integrity agreement with the Department of Health and Human Services as part of any final settlement with the DOJ.  Under the preliminary agreement in principle, we will not be subject to mandatory exclusion from participation in federal health care programs under 42 U.S.C. § 1320a-7(a).

Under the terms of the preliminary agreement in principle with the SEC staff, the SEC’s Division of Enforcement will recommend that the SEC accept a settlement offer from us on a neither-admit-nor-deny basis that contains alleged negligent violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended, related to certain statements we made in 2013 regarding the conversion rate of patients receiving JUXTAPID prescriptions, with remedies that include censure, an order prohibiting future violations of the securities laws and payment of a civil penalty.

The preliminary agreements in principle provide for a consolidated monetary package that covers payments due to both the DOJ and the SEC. The consolidated monetary package includes payments to the DOJ and the SEC totaling approximately $40 million in the aggregate (the “Settlement Payments”), payable over five years as follows: approximately $3 million upon finalization of the settlement with the DOJ and the SEC, approximately $3.7 million per year, payable quarterly, for three years following finalization of the settlement, and approximately $13 million per year, payable quarterly, in years four and five following finalization of the settlement. Certain outstanding amounts would accrue interest at a rate of 1.75% per annum.  The Settlement Payments are subject to acceleration in the event of certain change of control transactions or the sale of JUXTAPID or MYALEPT assets. We have reserved an aggregate of approximately $40 million for these matters. The terms of the preliminary agreements in principle described above may change following further negotiations and other terms of the final settlement remain subject to further negotiation.  The preliminary agreement in principle with the DOJ is subject to approval of supervisory personnel within the DOJ and relevant federal and state agencies, and approval by a U.S. District Court judge of the criminal plea and sentence and the civil settlement agreement.  The preliminary agreement in principle with the SEC is subject to review by other groups in the SEC and approval by the Commissioners of the SEC. The preliminary agreements in principle do not cover the DOJ and SEC’s inquiries concerning our operations in Brazil.

In addition, federal and state authorities in Brazil are each conducting investigations to determine whether there have been violations of Brazilian laws related to the possible illegal promotion of JUXTAPID in Brazil. In July 2016, the Ethics Council of the national pharmaceutical industry association, Interfarma, unanimously decided to fine us approximately $470,000 for violations of the industry association’s Code of Conduct, to which we are bound due to our affiliation with Interfarma.  Although the Interfarma Code of Conduct provides that companies that violate the Code of Conduct are subject to only one penalty, the Ethics Council has recommended that the Board of Directors of Interfarma also consider suspending our membership, without suspension of our membership contribution, for a period of 180 days for us to demonstrate the implementation of effective measures to cease alleged irregular conduct, or exclusion of our membership in Interfarma if such measures are not implemented.  Also in July 2016, we received an inquiry from a Public Prosecutor Office of the Brazilian State of Paraná asking us to respond to questions related to recent unfavorable media coverage regarding JUXTAPID and our relationship with a patient assistance foundation to which we have made donations for patient support.  At this time, we do not know whether the Public Prosecutor’s inquiry will result in the commencement of any formal proceeding against the Company, but if our activities in Brazil are found to violate any laws or governmental regulations, we may be subject to significant civil and administrative penalties imposed by Brazilian regulatory authorities and additional damages and fines. Under certain circumstances, we could be barred from further sales to federal and/or state governments in Brazil, including sales of JUXTAPID and/or MYALEPT, due to penalties imposed by Brazilian regulatory authorities or through civil actions initiated by federal or state public prosecutors. As of August 8, 2016, we cannot determine if a loss is probable as a result of the investigations and inquiry in Brazil and whether the outcome will have a material adverse effect on our business and, as a result, we have not recorded any amounts for a loss contingency.

In January 2014, a putative class action lawsuit was filed against us and certain of our former executive officers in the United States District Court for the District of Massachusetts alleging certain misstatements and omissions related to the marketing of JUXTAPID and our financial performance in violation of the federal securities laws. On March 11, 2015, the Court appointed co-lead plaintiffs and lead counsel. On April 1, 2015, the Court entered an order permitting and setting a schedule for co-lead plaintiffs to file an amended complaint within 60 days, and for defendants to file responsive pleadings, co-lead plaintiffs to file any opposition, and defendants to file reply briefs. Accordingly, co-lead plaintiffs filed an amended complaint on June 1, 2015. The amended complaint filed against us and certain of our former executive officers alleges that defendants made certain misstatements and omissions during the first three quarters of 2014 related to our revenue projections for JUXTAPID sales for 2014, as well as data underlying those projections, in violation of the federal securities laws. We filed a motion to dismiss the amended complaint for failure to state a claim on July 31, 2015.  On August 21, 2015, co-lead plaintiffs filed a putative second amended complaint, which alleges that the defendants made certain misstatements and omissions from April 2013 through October 2014 related to the marketing of JUXTAPID and our financial projections, as well as data underlying those projections.  On September 4, 2015, we moved to strike the second amended complaint for the co-lead plaintiffs’ failure to seek leave of court to file a second amended pleading, and briefing is complete with respect to the motion to strike.  Oral argument on the motion to strike was held on March 9, 2016.    On March 23, 2016, plaintiffs filed a motion for leave to amend.  The Company opposed this motion to amend, and following a hearing on April 29, 2016, the Court took defendants’ motion to strike and plaintiffs’ motion for leave to amend under advisement.  On May 13, 2016, co-lead plaintiffs and defendants filed a joint motion wherein the parties stipulated that co-lead plaintiffs could file a third amended pleading within 30 days of the motion, which the Court granted on May 18, 2016, thereby mooting defendants’ pending motion to strike the second amended pleading and co-lead plaintiffs’ motion for leave to file a second amended pleading.  The Court also entered a briefing schedule for defendants to file responsive pleadings, co-lead plaintiffs to file any opposition, and defendants to file reply briefs.  A third amended complaint was filed on June 27, 2016. On July 22, 2016, co-lead plaintiffs and defendants filed a joint motion to stay the briefing schedule while they pursued mediation. As of August 8, 2016, we cannot determine if a loss is probable as a result of the class action lawsuit and whether the outcome will have a material adverse effect on our business and, as a result, we have not recorded any amounts for a loss contingency.